Exhibit 10.2

LOAN AND SECURITY AGREEMENT

Dated as of August 10, 2026

______________________________________________________________________________

______________________________________________________________________________

LENSAR, Inc.

as Borrower, and

______________________________________________________________________________

______________________________________________________________________________

SALEM FIVE CENTS SAVINGS BANK,

as Lender

TABLE OF CONTENTS

Page

SECTION 1.	DEFINITIONS; RULES OF CONSTRUCTION	1
1.1.	Definitions	1
1.2.	Accounting Terms	17
1.3.	Uniform Commercial Code	17
1.4.	Certain Matters of Construction	17
SECTION 2.	CREDIT FACILITIES	17
2.1.	Revolver Commitment	17
2.2.	[Reserved.]	18
2.3.	Letter of Credit Facility	18
SECTION 3.	INTEREST, FEES AND CHARGES	19
3.1.	Interest	19
3.2.	Fees	20
3.3.	Computation of Interest, Fees, Yield Protection	20
3.4.	Reimbursement Obligations	20
3.5.	Reserved	20
3.6.	Reserved	20
3.7.	Increased Costs; Capital Adequacy	20
3.8.	Mitigation	21
3.9.	Reserved	21
3.10.	Maximum Interest	21
SECTION 4.	LOAN ADMINISTRATION	21
4.1.	Manner of Borrowing and Funding Revolver Loans	21
4.2.	One Obligation	22
4.3.	Effect of Termination	22
SECTION 5.	PAYMENTS	22
5.1.	General Payment Provisions; Charges to Loan Account	22
5.2.	Repayment of Revolver Loans	22
5.3.	Reserved	23
5.4.	Payment of Other Obligations	23
5.5.	Dominion Account	23
5.6.	Marshaling; Payments Set Aside	23
5.7.	Application of Payments	23
5.8.	Account Stated	24
5.9.	Taxes	24
5.10.	Borrower’s Waivers	25
SECTION 6.	CONDITIONS PRECEDENT	26
6.1.	Conditions Precedent to Initial Loans	26
6.2.	Conditions Precedent to All Credit Extensions	26
SECTION 7.	COLLATERAL	27
7.1.	Grant of Security Interest	27
7.2.	Lien on Deposit Accounts; Cash Collateral	27
7.3.	[Reserved]	27
7.4.	Other Collateral	27
7.5.	Limitations	28
7.6.	Further Assurances; Extent of Liens	28
7.7.	Termination	28
SECTION 8.	REPRESENTATIONS AND WARRANTIES	28
8.1.	General Representations and Warranties	28
8.2.	Complete Disclosure	32
SECTION 9.	COVENANTS AND CONTINUING AGREEMENTS	32

i

9.1.	Affirmative Covenants	32
9.2.	Negative Covenants	35
9.3.	Financial Covenants	37
SECTION 10.	EVENTS OF DEFAULT; REMEDIES ON DEFAULT.	38
10.1.	Events of Default	38
10.2.	Remedies upon Default	39
10.3.	License	40
10.4.	Setoff	40
10.5.	Remedies Cumulative; No Waiver	40
SECTION 11.	MISCELLANEOUS	41
11.1.	Amendments and Waivers	41
11.2.	Power of Attorney	41
11.3.	Indemnity	41
11.4.	Notices and Communications	42
11.5.	Performance of Borrower’s Obligations	43
11.6.	Credit Inquiries	43
11.7.	Severability	43
11.8.	Cumulative Effect; Conflict of Terms	43
11.9.	Counterparts; Execution	43
11.10.	Entire Agreement	44
11.11.	No Control; No Advisory or Fiduciary Responsibility	44
11.12.	Confidentiality	44
11.13.	GOVERNING LAW	44
11.14.	Consent to Forum	44
11.15.	Waivers by Borrower	45
11.16.	PATRIOT Act Notice	45
11.17.	NO ORAL AGREEMENT	45
11.18.	ACKNOWLEDGEMENT REGARDING ANY SUPPORTED QFCs.	45

LIST OF SCHEDULES

Schedule 8.1.4	Names and Capital Structure
Schedule 8.1.11	Patents, Trademarks, Copyrights and Licenses
Schedule 8.1.13	Environmental Matters
Schedule 8.1.14	Restrictive Agreements
Schedule 8.1.15	Litigation
Schedule 8.1.17	Pension Plans
Schedule 8.1.24	Deposit Accounts
Schedule 9.1.10	Business Locations
Schedule 9.2.2	Existing Liens
Schedule 9.2.17	Existing Affiliate Transactions

ii

EXHIBITS

Exhibit A	Form of Borrowing Base Certificate
Exhibit B	Form of Compliance Certificate
Exhibit C	Conditions Precedent
Exhibit D	Fees
Exhibit E	Financial Reporting
Exhibit F Exhibit G	Collateral Reporting Form of Lease

iii

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) is dated as of August 10, 2026, between LENSAR, INC., a Delaware corporation (the “Borrower”), and SALEM FIVE CENTS SAVINGS BANK, a Massachusetts savings bank (“Lender”).

R E C I T A L S:

Borrower has requested that Lender provide a credit facility to Borrower to finance its business enterprise. Lender is willing to provide the credit facility on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:

SECTION 1. DEFINITIONS; RULES OF CONSTRUCTION

1.1. Definitions. As used herein, the following terms have the meanings set forth below:

Account Transition Date: as defined in Section 9.1.9.

Affiliate: with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have correlative meanings.

Adjusted EBITDA: net income, calculated before (i) interest expense, (ii) provision for taxes (including any Cash Taxes), (iii) depreciation and amortization expense, (iv) gains or losses arising from the sale of capital assets, excluding the sale of equipment under lease in the ordinary course of business, gains or losses arising from the write-up or write-down of assets, and any extraordinary gains or losses (in each case, to the extent included in determining net income), (v) any non-cash losses and other non-cash charges for such period (but excluding any non-cash charges that constitute an accrual of or reserve for future cash payments to the extent the Borrower elects not to add back such item in the current test period), and (vi) the fees, costs and expenses incurred by Borrower in connection with this Agreement or any other Loan Document, all calculated in accordance with the method of accounting utilized by Borrower in preparing its financial statements.

Alternative Rate: the sum of (i) a comparable index or reference rate selected by Lender plus, if applicable as determined by the Lender, (ii) a spread adjustment.

Alternative Rate Loan: each portion of a Loan that bears interest at a rate determined by reference to the Alternative Rate plus a per annum rate equal to the Applicable Margin.

Anti-Terrorism Law: any law relating to terrorism or money laundering, including the PATRIOT Act.

Applicable Margin: three percent (3.00%); provided, that if no Event of Default shall have occurred on or before the one year anniversary of the Closing Date, thereafter two and one-half percent (2.50%).

Availability: the Borrowing Base minus Revolver Usage.

Availability Reserve: as of any date of determination, such amounts (expressed as either a specified amount or as a percentage of a specified category or item) as the Lender may from time to time in its Permitted Discretion establish and adjust in reducing the amount available for borrowing, (a) to reflect events, conditions, contingencies or risks which, as reasonably determined by the Lender in its Permitted Discretion, do or may affect (i) the Collateral or its value, or (ii) the assets, business or prospects of the Borrower, or (iii) the security interests and other rights of the Lender in the Collateral (including the enforceability, perfection and priority thereof), (b) in respect of dilution with respect to the Accounts, (c) to reflect the Lender’s reasonable judgment that any collateral report or financial information furnished by or on behalf of the Borrower to the Lender is or may have been incomplete, inaccurate or misleading in any material respect, and/or (d) in respect of any state of facts that the Lender reasonably determines constitutes an Event of Default.

Bank Product: any of the following products, services or facilities extended to an Obligor or Affiliate of an Obligor by Lender or any of its Affiliates: (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card and merchant card services and corporate purchasing cards; and (d) leases and other banking products or services, other than Letters of Credit.

Bank Product Debt: Debt, obligations and other liabilities of an Obligor or Affiliate of an Obligor with respect to Bank Products.

Bankruptcy Code: Title 11 of the United States Code.

Beneficial Ownership Certification: a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

Beneficial Ownership Regulation: 31 C.F.R. § 1010.230.

Board: means the Board of Directors of the Borrower.

Board of Governors: the Board of Governors of the Federal Reserve System.

Borrowed Money: with respect to any Obligor, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Obligor; (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments; (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business); or (iv) was issued or assumed as full or partial payment for Property; (b) Capital Leases; (c) reimbursement obligations with respect to letters of credit; and (d) guaranties of any Debt of the foregoing types owing by another Person.

Borrowing: a group of Loans that are made together on the same day.

Borrowing Base: on any date of determination, an amount equal to the lesser of: (a) the Revolver Commitment; or (b) the sum of: (i) 85% of the Value of Eligible Accounts; plus (ii) 75% of the Value of Eligible Lease Receivables, minus (iv) the Availability Reserve.

Borrowing Base Certificate: a certificate substantially in the form of Exhibit A (or such other form acceptable to Lender) and satisfactory to Lender in all respects, by which Borrower certifies the Borrowing Base described under clause (b) of the definition thereof.

Business Day: any day other than (i) a Saturday, (ii) a Sunday, (iii) a legal holiday in the Commonwealth of Massachusetts, or (iv) a day on which the Federal Reserve Bank of Boston is closed.

Capital Expenditures: all liabilities incurred or expenditures made by Borrower for the acquisition of fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year.

Capital Lease: any lease that is required to be capitalized for financial reporting purposes .

Cash Collateral: cash, Cash Equivalents, and any interest or other income earned thereon, that is delivered to Lender to Cash Collateralize any Obligations.

Cash Collateral Account: a demand deposit, money market or other account maintained with Lender and subject to Lender’s Liens.

Cash Collateralize: the delivery of cash to Lender, as security for the payment of Obligations, on terms satisfactory to the Lender and in an amount equal to (a) with respect to LC Obligations, 105% of the aggregate Stated Amount of all then outstanding Letters of Credit, and (b) with respect to any inchoate, contingent or other Obligations (including Obligations arising under Bank Products), as applicable, Lender’s good faith estimate of the amount due or to become due, including fees, expenses and indemnification, and payable hereunder. “Cash Collateralization” has a correlative meaning.

Cash Equivalents: (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the United States government, maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by Lender or a commercial bank organized under the laws of the United States or any state or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank described in clause (b); (d) commercial paper issued by Lender or rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within nine months of the date of acquisition; (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody’s or S&P, and (f) any other marketable securities expressly deemed acceptable by the Lender in writing in its discretion.

Cash Management Services: services relating to operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

Cash Taxes: for any period, the aggregate of all tax liabilities of the Borrower, to the extent the same are paid in cash.

Change in Law: the occurrence, after the date hereof, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law), in each case by any Governmental Authority; provided, however, that “Change in Law” shall include, regardless of the date enacted, adopted or issued, all requests, rules, guidelines, requirements or directives (i) under or relating to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (ii) promulgated pursuant to Basel III by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar authority) or any other Governmental Authority.

Change of Control: means the occurrence of any of the following events: (a) other than Permitted Holders, any "person" or "group" (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) shall become the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under said Act), directly or indirectly, of thirty five percent (35%) or more of the total voting power of all classes of voting Equity Interests of the Borrower then outstanding; or (b) the sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions), including by means of a merger, consolidation or similar transaction, of all or substantially all of the assets of the Borrower.

Claims: all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations) incurred by any Indemnitee or asserted against any Indemnitee by any Obligor or other Person, in any way relating to (a) any Loans, Letters of Credit or the use of proceeds thereof, the Loan Documents, or transactions relating thereto; (b) any action taken or omitted in connection with any Loan Documents; (c) the existence or perfection of any Liens, or realization upon any Collateral; (d) exercise of any rights or remedies under any Loan Documents or applicable law; or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto, and in each case excluding any of the foregoing to the extent resulting from Lender’s fraud, gross negligence or willful misconduct.

Closing Date: as defined in Section 6.1.

Code: the Internal Revenue Code of 1986.

Collateral: all Property described in Section 7.1, all Property described in any Security Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations; provided that the Collateral will not include any Excluded Assets.

Commitment Termination Date: the earliest to occur of (a) the Revolver Termination Date; (b) the date on which Borrower terminates the Revolver Commitment pursuant to Section 2.1.3; or (c) the date on which the Revolver Commitment is terminated pursuant to Section 10.2.

Commitments: the Revolver Commitment.

Commodity Exchange Act: the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

Compliance Certificate: a certificate substantially in the form of Exhibit B, and satisfactory to Lender in all respects, by which Borrower certifies compliance with Section 9.3 (to the extent applicable).

Conforming Changes: with respect to either the use or administration of Term SOFR or the use, administration, adoption, or implementation of any Alternative Rate, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “Interest Period,” or any similar or analogous definition (or the addition of a concept of “interest period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment notices, the applicability and length of lookback periods, and other technical, administrative or operational matters) that Lender decides may be appropriate to reflect the adoption and implementation of such Alternative Rate and to permit the use and administration thereof by Lender in a manner substantially consistent with market practice (or, if Lender decides that adoption of any portion of such market practice is not administratively feasible or if Lender determines that no market practice for the administration of such Alternative Rate exists, in such other manner of administration as Lender decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

Connection Income Taxes: Other Connection Taxes that are imposed on or measured by net income (however denominated), or are franchise or branch profits Taxes.

Contingent Obligation: any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take‑or‑pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof; provided that the term “Contingent Obligation” shall not include endorsements for collection or deposit in either case in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.

Control: the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the power to elect a majority of the managers of a limited liability company. “Controlling” and “Controlled” have meanings correlative thereto.

Debt: as applied to any Person, without duplication, (a) all items that would be included as liabilities on a balance sheet in accordance with GAAP, including Capital Leases, but excluding (i) unearned revenue and accrued expenses in the ordinary course of business, (ii) contingent obligations incurred in the ordinary course of business until such obligations are non-contingent and due and payable and unpaid and (iii) trade payables incurred and being paid in the Ordinary Course of Business; (b) all Contingent Obligations that are due and payable and remain unpaid; (c) all reimbursement obligations in connection with letters of credit issued for the account of such Person; and (d) in the case of Borrower, the Obligations. The Debt of a Person shall include any recourse Debt of any partnership in which such Person is a general partner or joint venturer.

Debt Service Coverage Ratio: for the applicable period of determination, the ratio of (a) Adjusted EBITDA minus (i) Cash Taxes, minus (ii) Unfinanced CapEx (other than as funded by proceeds of asset sales and equity contributions permitted pursuant to the terms of this Agreement), to (b) Fixed Charges.

Debtor Relief Laws: means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

Default: an event or condition that, with the lapse of time or giving of notice, or both, would constitute an Event of Default.

Default Rate: for any Obligation (including, to the extent permitted by law, interest not paid when due), 2% plus the interest rate otherwise applicable thereto.

Deposit Account Control Agreement: a control agreement satisfactory to Lender executed by an institution maintaining a Deposit Account for an Obligor, to perfect Lender’s Lien on such account.

Distribution: any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); distribution, advance or repayment of Debt to a holder of Equity Interests; or purchase, redemption, or other acquisition or retirement for value of any Equity Interest, other than any Permitted Distribution.

Dollars: lawful money of the United States.

Dominion Account: a special account established by Borrower at Lender over which Lender has exclusive control for withdrawal purposes.

Eligible Account: an Account owing to Borrower that arises in the Ordinary Course of Business from the sale of goods or rendition of services, is payable in Dollars and is deemed by Lender, in its Permitted Discretion, to be an Eligible Account. Without limiting the foregoing, no Account shall be an Eligible Account if (a) it is unpaid for more than 60 days after the original invoice due date, (b) 50% or more of the Accounts owing by the Account Debtor are not Eligible Accounts under the foregoing clause (a), in which case the entire amount of the Accounts owed by such Account Debtor (including the amount that is under 90 days from original invoice due date shall be deemed ineligible; (c) [reserved]; (d) it does not conform with a covenant or representation herein (to the extent applicable); (e) it is owing by a creditor or supplier, or is otherwise subject to a potential offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance (but ineligibility shall be limited to the amount thereof); (f) an Insolvency Proceeding has been commenced by or against the Account Debtor; or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, is not Solvent, or is subject to Sanctions or any specially designated nationals list maintained by OFAC; or Borrower is not able to bring suit or enforce remedies against the Account Debtor through judicial process; (g) the Account Debtor is organized or has its principal offices or assets outside the United States or Canada, unless the Account is supported by a letter of credit (delivered to and directly drawable by Lender) or credit insurance satisfactory in all respects to Lender; (h) it is owing by a Governmental Authority, unless the Account Debtor is the United States or any department, agency or instrumentality thereof and the Account has been assigned to Lender in compliance with the federal Assignment of Claims Act; (i) it is not subject to a duly perfected, first priority Lien in favor of Lender, or is subject to any other Lien (other than Permitted Liens); (j) the goods giving rise to it have not been delivered to the

Account Debtor, the services giving rise to it have not been accepted by the Account Debtor, or it otherwise does not represent a final sale; (k) it is evidenced by Chattel Paper or an Instrument of any kind that has not been delivered to the possession of Lender and indorsed to Lender or in blank, or has been reduced to judgment; (l) it is an aged credit or its payment has been extended, excluding installment payments extended in the ordinary course of business, or the Account Debtor has made a partial payment; (m) it arises from a sale to an Affiliate, from a sale on a cash-on-delivery, bill-and-hold, sale‑or‑return, sale‑on‑approval, consignment, or other repurchase or return basis, or from a sale for personal, family or household purposes; (n) it relates to service charges or represents a progress billing or retainage, or relates to services for which a performance, surety or completion bond or similar assurance has been issued; or (o) it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof, in each case of the preceding clauses (a) through (o) except to the extent Lender otherwise agrees and/or corresponding Availability Reserves have been established with respect thereto.

Eligible Equipment: Equipment:

(a) either (i) to which the Borrower has good and marketable title or (ii) in which the Borrower has a security interest and, if the original cost of such Equipment is $25,000 or greater, the Borrower has a security interest;

(b) which, except to the extent set forth in clause (a), is not subject to any Lien other than that in favor of the Lender or constituting a Permitted Lien and, if the original cost of such Equipment is $25,000 or greater, in which the Lender has a duly perfected first priority (subject to Permitted Liens) security interest under the UCC or other similar law;

(c) Which is to be used primarily by a Borrower’s lessees;

(d) Which is subject to an Eligible Lease; and

(e) Which is insured by either the Borrower in accordance with current practice or the lessee thereof in accordance with industry standards;

provided that in no event shall Equipment include stand-alone software; provided further that the foregoing clauses (a) through (e) shall not apply to the extent Lender otherwise agrees and/or corresponding Availability Reserves have been established with respect thereto.

Eligible Lease: A Lease:

(a) which is in full force and effect, has not continued beyond the original term of the Lease (as extended, if applicable) and is not on a month-to-month basis;

(b) the lessor under which is the Borrower;

(c) which is assignable by the lessor thereunder;

(d) which is not unilaterally cancelable by the lessee thereunder and as to which no defenses, set-offs, claims or counterclaims exist or have been asserted;

(e) which is not subject to any Lien other than that in favor of the Lender or constituting a Permitted Lien, and in which the Lender has a duly perfected first priority (subject to Permitted Liens) security interest under the UCC;

(f) the lessee under which (i) is domiciled in the United States of America, (ii) is not the subject of and has not commenced an Insolvency Proceeding, (iii) is not an Affiliate of the Borrower and (iv) has not otherwise been determined by the Lender to be unacceptable in its Permitted Discretion;

(g) which is in a form substantially in accordance with Exhibit G or otherwise approved by the Lender;

(h) under which no payment is more than, (i) thirty (30) days past due for Leases due thirty (30) days from the date of invoice, and (ii) fifteen (15) days past due for Leases due forty-five (45) days from the date of invoice;

(i) more than eighty percent (80%) of the Accounts owing from the lessee of such Lease are Eligible Lease Receivables;

(j) under which no default has occurred other than to the extent permissible under clause (i) immediately above;

(k) which covers Eligible Equipment;

(l) which arose and was entered into in the Ordinary Course of Business of Borrower or its predecessor in interest, provided that if such Borrower was not the original lessor under such Lease but acquired such Lease by purchase or otherwise, such Lease has been approved by the Lender (such approval not to be unreasonably withheld, conditioned or delayed);

provided that the foregoing clauses (a) through (l) shall not apply to the extent Lender otherwise agrees and/or corresponding Availability Reserves have been established with respect thereto.

Eligible Lease Receivables: as at the date of determination thereof, the next twelve (12) months’ lease payments and other amounts arising under, due (or to become due) and unpaid pursuant to an Eligible Lease.

Environmental Laws: applicable laws (including programs, permits and guidance promulgated by regulatory agencies), relating to public health (other than occupational safety and health regulated by OSHA) or the protection or pollution of the environment, including the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i) and the Clean Water Act (33 U.S.C. §§ 1251 et seq.).

Environmental Notice: a notice (whether written or oral) from any Governmental Authority or other Person of any possible noncompliance in any material respect with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any material Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise with respect thereto.

Environmental Release: a release as defined under any Environmental Law.

Equity Interest: the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest in another Person.

ERISA: the Employee Retirement Income Security Act of 1974.

ERISA Affiliate: any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

ERISA Event: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Obligor or ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) the determination that any Pension Plan or Multiemployer Plan is considered an at risk plan or a plan in critical or endangered status under the Code, ERISA or the Pension Protection Act of 2006; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or ERISA Affiliate.

Event of Default: as defined in Section 10.

Excluded Accounts: any (1) zero‑balance accounts, (2) payroll, withholding tax and other fiduciary accounts, in each case solely to the extent such accounts contain only amounts designated for payment of payroll, withholding tax and other fiduciary liabilities, (3) accounts used solely for compliance with applicable legal requirements, to the extent such legal requirements prohibit the granting of a Lien thereon, (4) any accounts as long as the aggregate daily balance for all such accounts does not exceed $50,000, and (5) any other deposit accounts (if any) with respect to which Borrower and Lender have agreed in writing that such accounts are deemed “Excluded Accounts”.

Excluded Asset: any (a) rights of an Obligor under any contracts, leases, licenses, property rights, agreements, instruments or other general intangibles to which Obligor is a party or any of its rights or interest thereunder, now or in the future, that contain a valid and enforceable prohibition on assignment of such rights (other than to the extent that any such prohibition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or principles of equity), but only for so long as such prohibition exists and is effective and valid (provided that the foregoing exclusions of this clause (a) shall in no way be construed (i) to limit, impair, or otherwise affect Lender’s continuing security interests in and liens upon any rights or interests of such Obligor in or to monies due or to become due under any described contract, lease or instrument (including any accounts), or any proceeds from the sale, license, lease, or other dispositions of any such contract, lease, license, property right, agreement, instrument or other general intangible or any rights or interests thereunder; (b) property and assets owned by Obligor in which a lien may not be granted without governmental or third party approval or consent or in which the granting of a lien is prohibited by applicable law (but only for so long as Obligor has not obtained such approval or consents or such prohibition exists), (c) any “intent-to-use” trademark or service mark applications prior to the filing and acceptance of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, (d) any Excluded Accounts described in clauses (1), (2), (3) and (5) of the definition thereof, (e) any assets to the extent a security interest in such assets would result in material adverse tax or regulatory consequences to any Obligor or its subsidiaries, in each case as reasonably mutually determined in good faith by the Borrower and Lender, and (f) any particular asset, if the pledge thereof or the security interest therein would reasonably be expected to result in material adverse tax consequences to any Obligor or any Subsidiary or with respect to which the costs or other consequences of obtaining, perfecting or maintaining a security interest or pledge shall be excessive in view of the fair market value of such asset and/or the benefits to be obtained by the Lender therefrom, in each case as determined in good faith by Borrower and Lender.

Excluded Swap Obligation: with respect to an Obligor, each Swap Obligation as to which, and only to the extent that, such Obligor’s guaranty of or grant of a Lien as security for such Swap Obligation is or becomes illegal under the Commodity Exchange Act because the Obligor does not constitute an “eligible contract participant” as defined in the act (determined after giving effect to any keepwell, support or other agreement for the benefit of such Obligor, and all guarantees of Swap Obligations by other Obligors) when such guaranty or grant of Lien becomes effective with respect to the Swap Obligation. If a Hedging Agreement governs more than one Swap Obligation, only the Swap Obligation(s) or portions thereof described in the foregoing sentence shall be Excluded Swap Obligation(s) for the applicable Obligor.

Excluded Tax: any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by a Recipient’s net income (however denominated), franchise Taxes and branch profit Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of Lender, its lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) constituting Other Connection Taxes; (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Recipient with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which such Recipient acquires such interest in the Loan or Commitment or changes its lending office, except in each case to the extent that amounts with respect to such Taxes were payable to such Recipient’s assignor immediately before such Recipient became a party hereto or changed its lending office; (c) Taxes attributable to such Recipient’s failure to comply with Sections 5.9.5 and 5.9.6; and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA or as back-up withholding.

Extraordinary Expenses: all costs, expenses or advances that Lender may incur under or arising out of the Loan Documents during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Lender’s Liens with respect to any Collateral), Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims (in each case except to the extent determined in a final, non-appealable judgment by a court of competent jurisdiction to be the result of Lender’s gross negligence or willful misconduct); (c) the exercise of any rights or remedies of Lender in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any action to enforce any Obligations or Loan Documents or to realize upon any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of set off or recoupment, credit bid or otherwise); and (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations. Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ and auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.

FATCA: Sections 1471 through 1474 of the Code (including any amended or successor version if substantively comparable and not materially more onerous to comply with), and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

Fiscal Quarter: each period of three months, commencing on the first day of a Fiscal Year.

Fiscal Year: the fiscal year of Borrower and, if applicable, Subsidiaries for accounting and tax purposes, ending on December 31 of each year.

Fixed Charges: the sum of interest expense (other than payment-in-kind) paid in cash (net of any cash interest income) and principal amortization payments made in cash on Borrowed Money (other than Obligations).

FLSA: the Fair Labor Standards Act of 1938.

Foreign Plan: any employee benefit plan or arrangement (a) maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Obligor or Subsidiary.

Full Payment: with respect to any Obligations, (a) the full and indefeasible cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding), if any; (b) if such Obligations are LC Obligations, Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to Lender in its reasonable discretion, in the amount of required Cash Collateral); and (c) a release of any Claims of Obligors against Lender arising on or before the payment date. The Revolver Loans shall not be deemed to have been paid in full unless the Revolver Commitment has terminated.

GAAP: generally accepted accounting principles in effect in the United States from time to time.

Governmental Approvals: all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

Governmental Authority: any federal, state, local, foreign or other agency, authority, body, commission, court, instrumentality, political subdivision, central bank, or other entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions for any governmental, judicial, investigative, regulatory or self-regulatory authority (including any supra-national bodies such as the European Union or European Central Bank).

Hedging Agreement: any “swap agreement” as defined in Section 101(53B)(A) of the Bankruptcy Code.

Indemnified Taxes: (a) Taxes, other than Excluded Taxes, imposed on or relating to any payment of an Obligation; and (b) to the extent not otherwise described in clause (a), Other Taxes.

Indemnitees: Lender, other Secured Parties, and their officers, directors, employees, Affiliates, agents and attorneys.

Insolvency Proceeding: any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, Debtor Relief Law or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

Intellectual Property: all intellectual Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, know-how, software and databases; and all embodiments or fixations thereof and all related documentation, applications and registrations; all exclusive licenses or other exclusive rights to use any of the foregoing.

Interest Period: a period commencing on the first (1st) day of a calendar month and ending on the last day of such calendar month.

Investment: (a) a transaction or series of transactions resulting in (i) acquisition of a business division or substantially all assets of a Person; (ii) record or beneficial ownership of 50% or more of the Equity Interests of a Person; or (iii) merger, consolidation or combination of Borrower or Subsidiary with another Person; (b) an acquisition of record or beneficial ownership of any Equity Interests of a Person; or (c) an advance or capital contribution to or other investment in a Person.

IP Assignment: a collateral assignment or security agreement pursuant to which an Obligor grants a Lien on its Intellectual Property to Lender, as security for the Obligations.

IRS: the United States Internal Revenue Service.

LC Application: an application by Borrower to Lender for issuance of a Letter of Credit, in form and substance satisfactory to Lender.

LC Conditions: the following conditions necessary for issuance of a Letter of Credit: (a) each of the conditions set forth in Section 6 is satisfied as determined by Lender; (b) after giving effect to such issuance, total LC Obligations do not exceed the Letter of Credit Subline, no Overadvance exists and Revolver Usage does not exceed the Borrowing Base; (c) the Letter of Credit and payments thereunder are denominated in Dollars; and (d) the purpose and form of the proposed Letter of Credit are satisfactory to Lender in its discretion.

LC Documents: all documents, instruments and agreements (including LC Requests and LC Applications) delivered by Borrower or any other Person to Lender in connection with any Letter of Credit.

LC Obligations: the sum of (a) all amounts owing by Borrower for drawings under Letters of Credit; and (b) the aggregate Stated Amount of all outstanding Letters of Credit.

Lease: any lease agreement, installment sales contract, rental agreement or other agreement (including any and all schedules, supplements and amendments thereon and modifications thereof) entered into by the Borrower as lessor or seller with respect to Equipment, software or cloud licenses entered into in connection with any of the foregoing.

Letter of Credit: any standby or documentary letter of credit, foreign guaranty, documentary bankers acceptance or similar instrument issued by Lender for the account or benefit of Borrower or Affiliate of Borrower.

Letter of Credit Subline: $1,000,000.

License: any license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.

Licensor: any Person from whom an Obligor obtains the right to use any Intellectual Property.

Lien: a Person’s interest in Property securing an obligation owed to, or a claim by, another Person, including any lien, security interest, pledge, hypothecation, assignment, trust, reservation, encroachment, easement, right-of-way, covenant, condition, restriction, lease, or other title exception or encumbrance.

Lien Waiver: an agreement, in form and substance satisfactory to Lender, by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Lender to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Lender, and agrees to deliver the Collateral to Lender upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Lender’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to Lender upon request; and (d) for any Collateral subject to a Licensor’s Intellectual Property rights, the Licensor grants to Lender the right, vis-à-vis such Licensor, to enforce Lender’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, in each case following the occurrence and during the continuation of an Event of Default.

Loan: a Revolver Loan.

Loan Documents: this Agreement, Other Agreements and Security Documents.

Loan Year: each twelve (12) month period commencing on the Closing Date and on each anniversary of the Closing Date.

Margin Stock: as defined in Regulation U of the Board of Governors.

Material Adverse Effect: the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, has or could be reasonably expected to have a material adverse effect on (a) the business, operations, Properties, or condition (financial or otherwise), of any Obligor, taken as a whole, on the value of any material Collateral, on the enforceability of any Loan Documents, or on the validity or priority of Lender’s Liens on any Collateral; (b) the ability of an Obligor to perform its obligations under the Loan Documents to which it is party, including repayment of any Obligations; or (c) the ability of Lender to enforce or collect any Obligations or to realize upon any of the Collateral.

Material Contract: any written agreement to which Borrower or Subsidiary is party (other than the Loan Documents) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect.

Moody’s: Moody’s Investors Service, Inc., and its successors.

Multiemployer Plan: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

Net Proceeds: with respect to any disposition of Property, proceeds (including, when received, any deferred or escrowed payments) received by a Borrower or Subsidiary in cash from such disposition, net of (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; (b) amounts applied to repayment of Debt secured by a Permitted Lien senior to Lender’s Liens on Collateral sold; (c) transfer or similar taxes; and (d) reserves for indemnities, until such reserves are no longer needed.

Notice of Borrowing: a Notice of Borrowing to be provided by Borrower to request a Borrowing of Revolver Loans, in form satisfactory to Lender.

Obligations: all (a) principal of and premium, if any, on the Loans; (b) LC Obligations and other obligations of Obligors with respect to Letters of Credit; (c) interest, expenses, fees, indemnification obligations, Extraordinary Expenses and other amounts payable by Obligors under Loan Documents; (d) Bank Product Debt; and (e) other Debts, obligations and liabilities of any kind owing by any Obligor to Lender hereunder or under the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several; provided, that Obligations of an Obligor shall not include its Excluded Swap Obligations, if any.

Obligor: Borrower, any guarantor, or other Person that is liable for payment of any Obligations or that has granted a Lien in favor of Lender on its assets to secure any Obligations. As of the Closing Date, Borrower is the sole Obligor.

OFAC: Office of Foreign Assets Control of the U.S. Treasury Department.

Ordinary Course of Business: the ordinary course of business of Borrower or any Subsidiary, undertaken in good faith and consistent with applicable law and past practices.

Organic Documents: with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability company agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

OSHA: the Occupational Safety and Health Act of 1970.

Other Agreement: each LC Document, Lien Waiver, Borrowing Base Certificate, Compliance Certificate, or other document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter delivered by or on behalf of an Obligor to Lender in connection with any transactions relating hereto.

Other Connection Taxes: Taxes imposed on a Recipient due to a present or former connection between it and the taxing jurisdiction (other than connections arising from the Recipient having executed, delivered, become party to, performed obligations or received payments under, received or perfected a Lien or engaged in any other transaction pursuant to, enforced, or sold or assigned an interest in, any Loan or Loan Document).

Other Taxes: all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a Lien under, or otherwise with respect to, any Loan Document, except Other Connection Taxes imposed with respect to an assignment.

Overadvance: as defined in Section 2.1.4.

PATRIOT Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

Payment Item: each check, draft or other item of payment payable to Borrower, including those constituting proceeds of any Collateral.

PBGC: the Pension Benefit Guaranty Corporation.

Pension Plan: any employee pension benefit plan (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Obligor or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.

Permitted Discretion: a determination made in the exercise, in good faith, of reasonable business judgment (from the perspective of a secured, asset-based lender).

Permitted Distribution: any Distribution (a) payable in the form of Equity Interests or in options, warrants or other rights to purchase such Equity Interests (including any equity grants pursuant to the Company’s 2020 Incentive Award Plan, 2020 Employee Stock Purchase Plan and/or 2024 Employee Inducement Incentive Award Plan) or that occurs upon or in connection with the exercise of stock options or warrants or similar rights if such Distribution represents a portion of the exercise price of such options or warrants or similar rights or tax withholding obligations with respect thereto, (b) constituting a repurchase of Equity Interests (i) deemed to occur on the exercise of options by the delivery of Equity Interests in satisfaction of the exercise price of such options or (ii) in consideration of withholding or similar Taxes payable by any future, present or former employee, director or officer (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing), including deemed repurchases in connection with the exercise of stock options or the vesting of any equity awards, (c) to (i) redeem, repurchase, retire or otherwise acquire in whole or in part any Equity Interests of the Borrower (“Treasury Equity Interests”), in exchange for, or with the proceeds (to the extent contributed to the Borrower substantially concurrently) of the sale or issuance (other than to the Borrower) of, other Equity Interests or rights to acquire its Equity Interests and (ii) declare and pay dividends on any Treasury Equity Interests out of any such proceeds, (d) to the extent Full Payment of the then outstanding Obligations and termination of the Commitments occurs substantially concurrently therewith, (e) constituting an advance permitted under Section 9.2.7, and/or (f) made within 60 days after the date of declaration thereof if at the date of declaration such Distribution would have been permitted hereunder.

Permitted Holders: North Run Capital, LP and its affiliates.

Permitted Lien: as defined in Section 9.2.2.

Person: any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity.

Plan: any employee benefit plan (as such term is defined in Section 3(3) of ERISA) established by an Obligor or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, an ERISA Affiliate.

Platform: as defined in Section 11.4.3.

Properly Contested: with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or Obligor’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP, as applicable; (d) non-payment could not reasonably be expected to either have a Material Adverse Effect or result in forfeiture of any material Collateral of Obligor; (e) no Lien is imposed on Collateral of Obligor, unless bonded and stayed to the reasonable satisfaction of Lender; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

Property: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Purchase Money Debt: as to any Person (a) Debt (other than the Obligations) for payment of any of the purchase price, or otherwise financing the acquisition, construction, repair, replacement, or improvement, of any fixed, real or capital assets; (b) Debt (other than the Obligations) incurred within sixty (60) days before or after the acquisition, construction, repair, replacement or improvement of any fixed, real or capital assets, for the purpose of financing any of the purchase price, construction, repair, replacement or improvement thereof; and (c) any renewals, extensions or refinancings (but not increases) thereof.

Purchase Money Lien: a Lien that secures Purchase Money Debt or Capital Lease, encumbering only the fixed, real or capital assets acquired, constructed, repaired, replaced or improved with such Debt.

Qualified ECP: a Person with total assets exceeding $10,000,000, or that constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” under Section 1a(18)(A)(v)(II) of such act.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Real Estate: all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.

Recipient: Lender or any other recipient of a payment to be made by Borrower under a Loan Document or on account of an Obligation.

Reimbursement Date: as defined in Section 2.3.2.

Reportable Event: any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

Restricted Investment: any Investment by a Borrower or Subsidiary, other than (a) Investments to the extent existing on the Closing Date; (b) cash and Cash Equivalents that, to the extent otherwise required by this Agreement, are subject to Lender’s Lien and control and, except in the case of any account at Lender, pursuant to documentation in form and substance satisfactory to Lender; (c) to the extent constituting a disposition permitted under Section 9.2.6, a Distribution permitted under Section 9.2.4 or a Permitted Lien, (d) extensions of trade credit, endorsements for collection or deposit, purchases and acquisitions of inventory, supplies, material, services or equipment, and the licensing of intellectual property, in each case, in the ordinary course of business, (e) loans and advances permitted under Section 9.2.7, and (f) other Investments not exceeding $100,000 outstanding at any time.

Restrictive Agreement: an agreement (other than a Loan Document) that conditions or restricts the right of Borrower, Subsidiary or other Obligor to incur or repay Borrowed Money, to grant Liens on any assets, to declare or make Distributions, to modify, extend or renew any agreement evidencing Borrowed Money, or to repay any intercompany Debt.

Revolver Commitment: Lender’s obligation to make Revolver Loans and to issue Letters of Credit in an amount up to $10,000,000 in the aggregate.

Revolver Loan: a loan made pursuant to Section 2.1.

Revolver Termination Date: August 10, 2028.

Revolver Usage: the aggregate amount of outstanding Revolver Loans, plus the aggregate Stated Amount of outstanding Letters of Credit.

Royalties: all royalties and fees payable by a Borrower under a License that are calculated as a percentage of net revenue, net sales, or gross receipts (excluding any flat or subscription-based fees, software license fees, hosting fees, support and maintenance fees payable by Borrower).

S&P: Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successors thereto.

Sanction: any international economic sanction administered or enforced by the United States Government (including OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

SEC: Securities and Exchange Commission.

Secured Parties: Lender and providers of Bank Products.

Security Documents: this Agreement, the IP Assignments, Deposit Account Control Agreements, and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.

Senior Officer: the manager, member, chairman of the board, president, chief executive officer, chief financial officer or other senior officer of Borrower or, if the context requires, an Obligor.

SOFR: a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

SOFR Administrator: the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

SOFR Loan: each portion of a Loan that bears interest at a rate determined by reference to Term SOFR plus a per annum rate equal to the Applicable Margin.

Solvent: as to any Person on any date of determination, such Person on such date (a) owns Property whose fair salable value (as defined below) is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they become absolute and matured; (d) is not engaged in, and is not about to engage in, business for which it has unreasonably small capital; and (e) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

Specified Obligor: a Person that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 5.10).

Stated Amount: the stated amount of a Letter of Credit, including any automatic increase provided by the terms of the Letter of Credit or related LC Documents, whether or not then effective.

Subordinated Debt: Debt incurred by a Borrower that is expressly subordinate and junior in right of payment to Full Payment of all Obligations, and is on terms (including maturity, interest, fees, repayment, covenants and subordination) satisfactory to Lender.

Subsidiary: any entity at least 50% of whose voting securities or Equity Interests is owned by Borrower (including indirect ownership through other entities in which Borrower directly or indirectly owns 50% of the voting securities or Equity Interests). As of the Closing Date, Borrower has no Subsidiaries and references herein to “Subsidiary” shall be construed to mean “Subsidiary, if any.”

Swap Obligations: with respect to any Obligor, its obligations under a Hedging Agreement that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Term SOFR: with respect to each Interest Period, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for a tenor of one month has not been published by the Term SOFR Administrator, then Term SOFR will be the Term SOFR Reference Rate for one month as published by the Term SOFR Administrator on the first preceding Business Day for which such Term SOFR Reference Rate for one month was published by the Term SOFR Administrator so long as such first preceding Business Day is not more than three (3) Business Days prior to such Periodic Term SOFR Determination Day, provided, further, that if Term SOFR determined as provided above shall ever be less than zero percent (0%), then Term SOFR shall be deemed to be zero percent (0%).

Term SOFR Administrator: CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Lender in its reasonable discretion).

Term SOFR Reference Rate: the forward-looking term rate based on SOFR.

Threshold Amount: $350,000.

UCC: the Uniform Commercial Code as in effect in the Commonwealth of Massachusetts or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

Unfinanced CapEx: for the applicable period of determination, Capital Expenditures of Borrower for such period, minus long-term Debt of Borrower issued during the applicable period for the acquisition of capital assets or to finance other Capital Expenditures.

Unfunded Pension Liability: the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to the Code, ERISA or the Pension Protection Act of 2006 for the applicable plan year.

United States Person: a “United States person” within the meaning of Section 7701(a)(30) of the Code.

Unused Line Fee Rate: a per annum rate equal to 0.25%.

Value: (a) for an Account, its face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person, and (b) for an Eligible Lease Receivable, the sum total of the next twelve (12) months’ recurring, committed lease payments and other amounts due (or to become due) under the applicable Lease.

1.2. Accounting Terms. Under the Loan Documents (except as otherwise specified herein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Borrower delivered to Lender before the Closing Date and using the same Inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP if Borrower’s certified public accountants concur in such change, the change is disclosed to Lender, and, to the extent requested by any party hereto in writing to the other party hereto, all relevant provisions of the Loan Documents are amended in a manner satisfactory to Lender and Borrower to take into account the effects of the change.

1.3. Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC in effect in the Commonwealth of Massachusetts from time to time: “Account,” “Account Debtor,” “Chattel Paper,”

“Commercial Tort Claim,” “Deposit Account,” “Document,” “Electronic Chattel Paper,” “Equipment,” “Fixtures,” “General Intangibles,” “Goods,” “Instrument,” “Inventory,” “Investment Property,” “Letter-of-Credit Right” and “Supporting Obligation.”

1.4. Certain Matters of Construction. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references to (a) laws include all related regulations, interpretations, supplements, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section mean, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and assigns; (f) time of day means time of day at Lender’s notice address under Section 11.4.1; or (g) unless otherwise noted, discretion of Lender mean its reasonable discretion. All references to Value, Borrowing Base components, Loans, Obligations and other amounts herein shall be denominated in Dollars, unless expressly provided otherwise, and all determinations (including calculations of clause (b) of the Borrowing Base and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. The calculation of clause (b) of the Borrowing Base shall be consistent with historical methods of valuation and calculation, and otherwise satisfactory to Lender (and not necessarily calculated in accordance with GAAP). No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Reference to Borrower’s “knowledge” or similar concept means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties.

SECTION 2. CREDIT FACILITIES

2.1. Revolver Commitment.

2.1.1 Revolver Loans. Lender agrees, on the terms set forth herein, to make Revolver Loans to Borrower in an aggregate amount up to the Revolver Commitment, from time to time through the Commitment Termination Date. The Revolver Loans may be repaid and reborrowed as provided herein. In no event shall Lender have any obligation to honor a request for a Revolver Loan if Revolver Usage at such time plus the requested Revolver Loan would exceed the Borrowing Base.

2.1.2 Use of Proceeds. The proceeds of Revolver Loans shall be used by Borrower solely (a) to fund the manufacture/purchase of new Equipment, which Equipment will be leased by the Borrower to its customers; (b) to pay fees and transaction expenses associated with the closing of this credit facility; (c) to pay Obligations in accordance with this Agreement; and (d) for other lawful corporate purposes of Borrower, including working capital. Borrower shall not, directly or indirectly, use any Letter of Credit or the proceeds of any Loan, nor use, lend, contribute or otherwise make available any Letter of Credit or proceeds of any Loan to any Subsidiary, joint venture partner or other Person, (y) to fund any activities of or business with any Person, or in any country, territory or jurisdiction, that, at the time of issuance of the Letter of Credit or funding of the Loan, is the subject of Sanctions; or (z) in any manner that will result in a violation of Sanctions by any Person (including any Secured Party or other individual or entity participating in the transaction.

2.1.3 Termination of Revolver Commitment. The Revolver Commitment shall terminate on the Revolver Termination Date, unless sooner terminated in accordance with this Agreement. Upon at least five (5) Business Days prior written notice to Lender (specifying the termination and the intended date of the same) Borrower may, at its option, terminate the Revolver Commitment and this credit facility. Any notice of termination given by Borrower shall be irrevocable; provided that such notice may be conditioned on the occurrence of any transaction anticipated to occur in connection with such termination. On the termination date, Borrower shall make Full Payment of all Obligations.

2.1.4 Overadvances. If Revolver Usage exceeds the Borrowing Base (“Overadvance”) at any time, the excess amount shall be payable by Borrower upon the earlier of, (a) the first Business Day after Borrower has knowledge thereof, and (b) demand by Lender, but all such Revolver Loans shall nevertheless constitute Obligations secured by the Collateral and entitled to all benefits of the Loan Documents. Any funding or sufferance of an Overadvance shall not constitute a waiver of the Event of Default caused thereby.

2.2. [Reserved.]

2.3. Letter of Credit Facility.

2.3.1 Issuance of Letters of Credit. Lender agrees to issue Letters of Credit from time to time until thirty (30) days prior to the Revolver Termination Date (or until the Commitment Termination Date, if earlier), on the terms set forth herein, including the following:

(a) Borrower acknowledges that Lender’s willingness to issue any Letter of Credit is conditioned upon its receipt of a LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as Lender may customarily require for issuance of a letter of credit of similar type and amount. Lender shall have no obligation to issue any Letter of Credit unless (i) it receives a LC Application at least three (3) Business Days prior to the requested date of issuance; and (ii) each LC Condition is satisfied. Each Letter of Credit shall be on terms mutually and reasonably acceptable to Lender and Borrower, and no Letter of Credit shall have an expiration date later than the sooner to occur of (i) twelve (12) months from the date of issuance of the subject Letter of Credit, or (ii) the Commitment Termination Date.

(b) Letters of Credit may be requested by Borrower to support obligations incurred in the Ordinary Course of Business, or as otherwise approved by Lender. Increase, renewal or extension of a Letter of Credit shall be treated as issuance of a new Letter of Credit, except that Lender may require a new LC Application in its discretion.

(c) Borrower assumes all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary. In connection with issuance of any Letter of Credit, Lender shall not be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of Lender, including any act or omission of a Governmental Authority. No Indemnitee shall be liable to any Obligor or other Person for any action taken or omitted to be taken in connection with any Letter of Credit or LC Documents except as a result of its gross negligence or willful misconduct. Lender shall be fully subrogated to the rights and remedies of each beneficiary whose claims against Borrower is discharged with proceeds of any Letter of Credit.

(d) In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, Lender shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by Lender, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Lender may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. Lender may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.

2.3.2 Reimbursement. If Lender honors any request for payment under a Letter of Credit, Borrower shall pay to Lender, on the same day (“Reimbursement Date”), the amount paid under such Letter of Credit and all applicable fees, together with interest at the interest rate for Revolver Loans from the Reimbursement Date until payment by Borrower. The obligation of Borrower to reimburse Lender for any payment made under a Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right that Borrower may have at any time against the beneficiary. Whether or not Borrower submits a Notice of Borrowing, Borrower shall be deemed to have requested a Borrowing of Revolver Loans in an amount necessary to pay all amounts due on any Reimbursement Date.

2.3.3 Cash Collateral. If at any time (a) an Event of Default exists, (b) the Commitment Termination Date has occurred, or (c) the Revolver Termination Date is scheduled to occur within twenty (20) Business Days, then Borrower shall, at Lender’s request, Cash Collateralize all outstanding Letters of Credit. If Borrower fails to provide any Cash Collateral as required hereunder, Lender may advance, as Revolver Loans, the amount of Cash Collateral required.

SECTION 3. INTEREST, FEES AND CHARGES

3.1. Interest.

3.1.1 Rates and Payment of Interest.

(a) The Revolver Loans shall bear interest at a fluctuating rate which is the daily equivalent to a rate equal to the aggregate of: (x) Term SOFR, or in the event that such rate is no longer available or determinable as provided in Section 3.1.1(d) below, the Alternative Rate, plus (y) a per annum rate equal to the Applicable Margin.

(b) The rate of interest payable by Borrower shall be adjusted as of the first day of each Interest Period using the rates set in accordance herewith and the applicable definitions of Term SOFR (or Alternative Rate, if applicable) computed for the applicable Interest Period as provided herein. The interest rate need not and may not necessarily be the lowest or most favorable rate.

(c) In connection with the use or administration of any Alternative Rate (if applicable as provided herein), the Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Lender will promptly notify Borrower of the Conforming Changes implemented and the effectiveness thereof in connection with the use or administration of any Alternative Rate (if applicable as provided herein).

(d) In the event that any Change in Law shall at any time after the date hereof, in the reasonable opinion of Lender, make it unlawful for Lender to fund or maintain SOFR Loans, or to continue such funding or maintaining, or to determine or charge interest rates by reference to Term SOFR, Lender shall give notice of such changed circumstances to Borrower, and in the case of any SOFR Loans that are outstanding, such SOFR Loans will be deemed to have been converted to Alternative Rate Loans on the last day of the Interest Period of such SOFR Loans, if Lender may lawfully continue to maintain such SOFR Loans, or immediately, if Lender may not lawfully continue to maintain such SOFR Loans, and thereafter interest upon the SOFR Loans thereafter shall accrue interest at the rate then applicable to Alternative Rate Loans, until Lender determines that it would no longer be unlawful to do so.

(e) During an Insolvency Proceeding with respect to any Obligor, or during any other Event of Default if Lender in its discretion so elects, Loans and Letters of Credit shall bear interest at the Default Rate (whether before or after any judgment). Each Obligor acknowledges that the cost and expense to Lender due to an Event of Default are difficult to ascertain and that the Default Rate is fair and reasonable compensation for this.

(f) Interest shall accrue from the date a Loan is advanced or Obligation is incurred or payable until paid in full by Borrower. Interest accrued on the Loans shall be due and payable in arrears, (i) on the first (1st) day of each month, commencing on September 1, 2026; (ii) on any date of prepayment, with respect to the principal amount of Loans being prepaid; and (iii) unless sooner accelerated in accordance with the provisions of this Agreement, on the Revolver

Termination Date. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable within one Business Day of demand. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.

3.2. Fees. Borrower shall pay to Lender the fees set forth on Exhibit D to this Agreement.

3.3. Computation of Interest, Fees, Yield Protection. All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days. Each determination by Lender of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate as to amounts payable by Borrower under Section 3.4, 3.7 or 5.9, submitted to Borrower by Lender shall be final, conclusive and binding for all purposes, absent manifest error, and Borrower shall pay such amounts to the appropriate party within 10 Business Days following receipt of the certificate.

3.4. Reimbursement Obligations.

3.4.1 Extraordinary Expenses. Obligors shall pay all Extraordinary Expenses promptly upon request.

3.4.2 Other Expenses. Obligors also shall reimburse Lender for all documented, reasonable out-of-pocket legal, accounting, appraisal, consulting, and other fees, costs and expenses (limited, in the case of legal fees, costs and expenses, to the reasonable and documented fees and out-of-pocket expenses of one counsel to Lender) incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any amendment or other modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including, without limitation, any actions taken to perfect or maintain priority of Lender’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) each inspection, audit or appraisal with respect to any Obligor or Collateral prepared by a third party. Borrower acknowledges that counsel may provide Lender with a benefit (such as a discount, credit or accommodation for other matters) based on counsel's overall relationship with Lender, including fees paid hereunder. All amounts payable by Borrower under this Section shall be due within five (5) Business Days of demand.

3.5. Reserved.

3.6. Reserved.

3.7. Increased Costs; Capital Adequacy.

3.7.1 Increased Costs Generally. If any Change in Law shall:

(a) impose, modify or deem applicable any reserve, liquidity, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, Lender;

(b) subject any Recipient to Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, or (iii) Connection Income Taxes) with respect to any Loan, Letter of Credit, Commitment or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(c) impose on Lender or any interbank market any other condition, cost or expense affecting any Loan, Letter of Credit, Commitment or Loan Document;

and the result in clause (a), (b) or (c) above shall be to increase the cost to Lender of making or maintaining any Loan or Commitment, or converting to or continuing any interest option for a Loan, or to increase the cost to Lender of issuing or maintaining any Letter of Credit (or of maintaining its obligation to issue a Letter of Credit), or to reduce the amount of any sum received or receivable by Lender hereunder (whether of principal, interest or any other amount)

then, upon request by Lender, Borrower will pay to Lender such additional amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered.

3.7.2 Capital Requirements. If Lender determines that a Change in Law affecting Lender or its holding company regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on Lender’s or such holding company’s capital as a consequence of this Agreement, Commitments, Loans or Letters of Credit to a level below that which Lender or such holding company could have achieved but for such Change in Law (taking into consideration its policies with respect to capital adequacy), then from time to time Borrower will pay to Lender such additional amounts as will compensate it or its holding company for the reduction suffered.

3.7.3 Reserved.

3.7.4 Compensation. Failure or delay on the part of Lender to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but Borrower shall not be required to compensate Lender for any increased costs or reductions suffered more than nine months (plus any period of retroactivity of the Change in Law giving rise to the demand) prior to the date that Lender notifies Borrower of the applicable Change in Law and of Lender’s intention to claim compensation therefor.

3.8. Mitigation. If Lender requests compensation under Section 3.7, or if Borrower is required to pay any Indemnified Taxes or additional amounts under Section 5.9, then at the request of Borrower, Lender shall use reasonable efforts to designate a different lending office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of Lender, such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, as applicable; and (b) would not subject Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to it or unlawful. Borrower shall pay all reasonable costs and expenses incurred by Lender in connection with any such designation or assignment.

3.9. Reserved.

3.10. Maximum Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (“maximum rate”). If Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations, and if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged or received by Lender exceeds the maximum rate, Lender may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 4. LOAN ADMINISTRATION

4.1. Manner of Borrowing and Funding Revolver Loans. Notice of Borrowing.

(a) Whenever Borrower desires funding of a Revolver Loan, Borrower shall give Lender a Notice of Borrowing. Such notice must be received by Lender by 11:00 a.m. Notices received after such time shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the amount of the Borrowing and (B) the requested funding date (which must be a Business Day).

(b) Unless payment is otherwise made by Borrower, the becoming due of any Obligations (whether principal, interest, fees or other charges, including Extraordinary Expenses, LC Obligations, Cash Collateral and Bank Product Debt) shall be deemed to be an authorization by the Borrower to make payment thereon as further provided in Section 5.1 below.

(c) If Borrower maintains disbursement account with Lender or any of its Affiliates, then presentation for payment in the account of a Payment Item when there are insufficient funds to cover it shall be deemed to be a request for a Revolver Loan on the presentation date, in the amount of the Payment Item. Proceeds of the Loan may be disbursed directly to the account.

4.1.2 Notices. Borrower may request, and transfer funds based on telephonic or e-mailed instructions to Lender. Borrower shall confirm each such request by prompt delivery to Lender of a Notice of Borrowing but if it differs materially from the action taken by Lender, the records of Lender shall govern absent manifest error. Lender shall not have any liability for any loss suffered by Borrower as a result of Lender acting upon its understanding of telephonic or e-mailed instructions from a person believed in good faith to be a person authorized to give such instructions on Borrower’s behalf, except to the extent resulting from Lender’s fraud, gross negligence or willful misconduct.

4.2. One Obligation. The Loans, LC Obligations and other Obligations shall constitute one general obligation of Borrower and are secured by Lender’s Lien on all Collateral.

4.3. Effect of Termination. Until Full Payment of the Obligations, all undertakings of Borrower contained in the Loan Documents shall continue, and Lender shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents. Lender shall not be required to terminate its Liens unless it receives Full Payment of the Obligations and termination of the Commitments. Sections 2.3, 3.4, 3.7, 5.6, 5.9, or 11.3, this Section, and each indemnity or waiver given by Borrower in any Loan Document, shall survive Full Payment of the Obligations.

SECTION 5. PAYMENTS

5.1. General Payment Provisions; Charges to Loan Account. All payments of Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind, free and clear of (and without deduction for) any Taxes, and in immediately available funds, not later than 2:00 p.m. on the due date. Any payment after such time shall be deemed made on the next Business Day. Borrower agrees that Lender (i) shall have the continuing, exclusive right to apply and reapply payments and proceeds of Collateral against Obligations, in such manner as Lender deems advisable, and (ii) is hereby authorized to debit any demand deposit account maintained by Borrower with the Lender on the date then due and payable, the amount of any Obligation then due and payable; provided, however, if there are insufficient funds in any such accounts to make such payment in full, Borrower shall not be relieved of its obligation to make such payment. All payments of principal, interest, fees, expenses and other amounts due and payable under the Loan Documents may be paid first, by charging the Dominion Account of Borrower maintained with Lender, and second, if there are insufficient funds in such account, from the proceeds of Revolver Loans made hereunder whether made following a request by Borrower or a deemed request as provided in this Section. Borrower is hereby irrevocably deemed to request that Lender, and Lender is hereby authorized to, (i) charge the Dominion Account of Borrower maintained with Lender for each payment of principal, interest, fees, expenses and other amounts due and payable under any Loan Document, (ii) subject to the immediately preceding sentence, make a Revolver Loan for the purpose of paying each payment of principal, interest, fees, expenses and other amounts as it becomes due under any Loan Document and agrees that all such amounts charged shall constitute Revolver Loans, and (iii) make a Revolver Loan to preserve or protect the Collateral, or any portion thereof.

5.2. Repayment of Revolver Loans. Revolver Loans shall be due and payable in full on the Revolver Termination Date, unless payment is sooner required hereunder. Revolver Loans may be prepaid from time to time, without penalty or premium. If an Overadvance exists at any time, Borrower shall, on the sooner of Lender’s demand or the first Business Day after Borrower has knowledge thereof, repay Revolver Loans in an amount sufficient to reduce Revolver Usage to the Borrowing Base. If any asset disposition includes the disposition outside of the ordinary course of business of Accounts, Equipment or Inventory included in the calculation of clause (b) of the Borrowing Base when any Revolver Loans are then outstanding, Borrower shall apply the Net Proceeds from such disposition to repay such Revolver Loans equal to the reduction in Borrowing Base resulting from the disposition.

5.3. Reserved.

5.4. Payment of Other Obligations. Obligations other than Loans, including Extraordinary Expenses, shall be paid by Borrower as provided in the Loan Documents or, if no payment date is specified, on demand.

5.5. Dominion Account. Borrower shall maintain Dominion Accounts pursuant to lockbox, if applicable, or other arrangements acceptable to Lender. For the avoidance of doubt, all Dominion Accounts shall be maintained with Lender. Borrower shall take all necessary steps to ensure that from and after the Account Transition Date all checks, drafts, cash and other remittances in payment or on account of Borrowers’ accounts, contracts, contract rights, notes, bills, drafts, acceptances, general intangibles, choses in action and all other forms of obligations constituting Collateral are made directly to or deposited into a Dominion Account (or, if applicable, a lockbox relating to a Dominion Account); provided, however, that until the Account Transition Date, the Borrower will transfer at least once per week all such funds in its Deposit Accounts in excess of $1,000,000 in the aggregate (exclusive of any amounts held in (or that would be permitted to be held in) any Excluded Accounts) to the Dominion Account. If Borrower or any Subsidiary receives cash or Payment Items with respect to any Collateral, it shall hold same in trust for Lender and promptly (not later than the next Business Day (or, if prior to the Account Transition Date, not later than the next weekly transfer date) deposit same into a Dominion Account. Any amounts received in the Dominion Account following Full Payment of the Obligations shall be remitted to the operating account designated by the Borrower.

5.6. Marshaling; Payments Set Aside. Lender shall have no obligation to marshal any assets in favor of Borrower or against any Obligations. If any payment by or on behalf of Borrower is made to Lender, or Lender exercises a right of setoff, and any of such payment or setoff is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment or setoff had not occurred.

5.7. Application of Payments.

5.7.1 Dominion Account. The ledger balance in the main Dominion Account as of the end of a Business Day shall be applied to the Revolver Loans, if any, at the beginning of the next Business Day. If, a credit balance results from such application, (i) it shall not accrue interest in favor of Borrower, and (ii) such balance shall be transferred to the Borrower’s operating account maintained with the Lender on a daily basis unless Lender elects otherwise during the existence of an Event of Default. Lender will use commercially reasonable efforts to provide Borrower notice of any such election; provided, however, that the failure to provide such notice will not invalidate any such election. Notwithstanding anything herein to the contrary, monies and collateral proceeds obtained from an Obligor shall not be applied to repayment of its Excluded Swap Obligations.

5.7.2 Insurance and Condemnation Proceeds. Any net cash proceeds of insurance (other than proceeds from workers’ compensation or D&O insurance) with respect to Collateral and of any awards arising from condemnation of any Collateral greater than $50,000.00 received by Borrower shall be paid to Lender (including via deposit in the Dominion Account) within two Business Days of receipt thereof (or, if prior to the Account Transition Date, not later than the next weekly transfer date). Any such proceeds or awards shall be applied to payment of the Revolver Loans, and then to other Obligations, if any, and then released to the Borrower’s operating account as (and to the extent) further provided in Section 5.5 and 5.7.1 hereof.

5.8. Account Stated. Lender shall maintain, in accordance with customary practices, loan account(s) evidencing the Debt of Borrower hereunder. Any failure of Lender to record anything in a loan account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrower to pay any amount owing hereunder. Entries made in a loan account shall constitute prima facie evidence of the information contained therein, absent manifest error.

5.9. Taxes.

5.9.1 Payments Free of Taxes; Obligation to Withhold; Tax Payment.

(a) All payments of Obligations by Obligors shall be made without deduction or withholding for any Taxes, except as required by applicable law. If applicable law (as determined by the applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a Recipient or Obligor, then the Recipient or Obligor shall be entitled to make such deduction or withholding based on information and documentation provided pursuant to this Section.

(b) If a Recipient or Obligor is required by the Code to withhold or deduct Taxes, including backup withholding and withholding taxes, from any payment, then the Recipient or Obligor, to the extent required by applicable law, shall pay the full amount that it determines is to be withheld or deducted to the relevant Governmental Authority pursuant to the Code. If a Recipient or Obligor is required by any applicable law other than the Code to withhold or deduct Taxes from any payment, then the Recipient or Obligor, to the extent required by applicable law, shall timely pay the full amount to be withheld or deducted to the relevant Governmental Authority. In each case, to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(c) Without limiting the foregoing, Obligors shall timely pay all Other Taxes to the relevant Governmental Authority in accordance with applicable law or, at Lender’s option, timely reimburse Lender for payment thereof.

5.9.2 Tax Indemnification. Borrower shall indemnify and hold harmless each Recipient against any Indemnified Taxes (including those imposed or asserted on or attributable to amounts payable under this Section) payable or paid by a Recipient or required to be withheld or deducted from a payment to a Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Borrower shall make payment within 10 days after demand for any amount or liability payable under this Section. A certificate delivered to Borrower by Lender (for itself or on behalf of a Recipient) as to the amount of such payment or liability, shall be conclusive absent manifest error.

5.9.3 Evidence of Payments. If Lender or an Obligor pays any Taxes pursuant to this Section, then upon request, Lender or Borrower, as applicable, shall deliver to the other a copy of a receipt issued by the appropriate Governmental Authority evidencing the payment, a copy of any return required by applicable law to report the payment, or other evidence of payment reasonably satisfactory to the requesting party.

5.9.4 Treatment of Certain Refunds. If Lender determines in its discretion exercised in good faith that it or another Recipient has received a refund of any Taxes that were indemnified by Borrower or with respect to which Borrower paid additional amounts pursuant to this Section, Lender shall pay or shall cause the other Recipient to pay to Borrower the amount of such refund, plus the reduction in Taxes arising out of the deduction of the refund payment (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower with respect to the Taxes giving rise to the refund), net of all out-of-pocket expenses, including Taxes incurred by the Recipient and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Borrower shall, upon request by Lender, repay to the Recipient any refund amount so paid over to Borrower (plus any interest or other charges imposed by the relevant Governmental Authority) if the Recipient is required to repay such refund to the Governmental Authority. Notwithstanding anything herein to the contrary, no Recipient shall be required to pay any amount to Borrower to the extent that such payment would place the Recipient in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. In no event shall any Recipient be required to make its tax returns (or any other information relating to its taxes that it deems confidential) available to Borrower or other Person.

5.9.5 Status of Lender. If Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments of Obligations, it shall deliver to Borrower properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without or at a reduced rate of withholding. In addition, Lender, if requested by Borrower, shall deliver such other documentation prescribed by applicable law as is necessary to enable Borrower to determine whether Lender is subject to backup withholding or information reporting requirements. Notwithstanding the foregoing, such documentation (other than the documentation set forth in Section 5.9.6) shall not be required if Lender believes delivery of the documentation would subject it to any material unreimbursed cost or expense or would materially prejudice its legal or commercial position.

5.9.6 Documentation. Without limiting the foregoing, (i) if Lender is a United States Person, Lender shall deliver to Borrower, from time to time upon request, executed originals of IRS Form W-9, certifying that Lender is exempt from U.S. federal backup withholding Tax, and (ii) if Lender is not a United States Person, Lender shall deliver to Borrower, from time to time upon request, executed originals of an appropriate IRS Form W-8 (together with any required supporting documentation) establishing an exemption from, or reduction of, U.S. federal withholding Tax, to the extent Lender is legally entitled to do so, as applicable. If payment of any Obligation to Lender would be subject to U.S. federal withholding Tax imposed by FATCA if Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code), Lender shall deliver to Borrower at the time(s) prescribed by law and otherwise as requested by Borrower such documentation prescribed by applicable law (including Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower as may be necessary for Borrower to comply with its obligations under FATCA and to determine that Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. If any form or certification delivered by Lender pursuant to this Section expires or becomes obsolete or inaccurate in any respect, Lender shall update the form or certification or notify Borrower in writing of its inability to do so.

5.9.7 Survival. Each party’s obligations under this Section 5.9 shall survive any assignment by Lender of rights or obligations hereunder, termination of the Commitments, and any repayment, satisfaction, discharge or Full Payment of any Obligations.

5.10. Borrower’s Waivers.

5.10.1 Waivers.

(a) Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Lender to marshal assets or to proceed against Borrower, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against Borrower. Borrower waives all defenses available to a surety, guarantor or accommodation co-obligor other than performance or Full Payment of Obligations and waives, to the maximum extent permitted by law, any right to revoke any guaranty of Obligations as long as it is a Borrower. It is agreed between Borrower and Lender that the provisions of this Section 5.10 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Lender would decline to make Loans and issue Letters of Credit. Borrower acknowledges that its undertaking pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(b) Lender may, in its discretion, pursue such rights and remedies as it deems appropriate after the occurrence and prior to the Lender’s written waiver of an Event of Default, including realization upon Collateral by judicial foreclosure or non-judicial sale or enforcement, without affecting any rights and remedies under this Section 5.10. If, in taking any such action in connection with the exercise of any rights or remedies, Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against Borrower or other Person, whether because of any applicable laws pertaining to “election of remedies” or otherwise, Borrower consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that Borrower might otherwise have had. Any election of remedies that results in denial or impairment of the right of Lender to seek a deficiency judgment against Borrower shall not impair Borrower’s obligation to pay the full amount of the Obligations. Borrower waives all rights and defenses arising out of an election of remedies, such as non-judicial foreclosure with respect to any security for Obligations, even though that election of remedies destroys Borrower’s rights of subrogation against any other Person. Lender may bid Obligations, in whole or part, at any foreclosure, trustee or other sale, including any private sale, and the amount of such bid need not be paid by Lender but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Lender or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 5.10, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Lender might otherwise be entitled but for such bidding at any such sale.

(c) Each Obligor that is a Qualified ECP when its guaranty of or grant of Lien as security for a Swap Obligation becomes effective hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Obligor with respect to such Swap Obligation as may be needed by such Specified Obligor from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP’s obligations and undertakings under this Section 5.10 voidable under any applicable fraudulent transfer or conveyance act). The obligations and undertakings of each Qualified ECP under this Section shall remain in full force and effect until Full Payment of the Obligations. Each Obligor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support or other agreement” for the benefit of, each Obligor for all purposes of the Commodity Exchange Act.

5.10.2 Subordination. Borrower hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of its Obligations.

SECTION 6. CONDITIONS PRECEDENT

6.1. Conditions Precedent to Initial Loans. In addition to the conditions set forth in Section 6.2, Lender shall not be required to fund any requested Loan, issue any Letter of Credit or otherwise extend credit to Borrower hereunder, until the date (“Closing Date”) that each of the conditions precedent set forth on Exhibit C has been satisfied.

6.2. Conditions Precedent to All Credit Extensions. Lender shall not be required to fund any Loans or issue any Letters of Credit unless the following conditions are satisfied:

(a) No Default or Event of Default shall exist at the time of, or result from, such funding, issuance or grant;

(b) The representations and warranties of each Borrower and Guarantor in the Loan Documents shall be true and correct in all material respects on the date of, and upon giving effect to, such funding, issuance or grant (except for representations and warranties that expressly relate to an earlier date);

(c) No event shall have occurred or circumstance exist that has or could reasonably be expected to have a Material Adverse Effect; and

(d) With respect to issuance of a Letter of Credit, the LC Conditions shall be satisfied.

Each request (or deemed request) by Borrower for funding of a Loan or issuance of a Letter of Credit shall constitute a representation by Borrower that the foregoing conditions are satisfied on the date of such request and on the date of such funding, issuance or grant. As an additional condition to any funding, issuance or grant, Lender shall have received such other information, documents, instruments and agreements as it deems appropriate in connection therewith in its Permitted Discretion.

SECTION 7. COLLATERAL

7.1. Grant of Security Interest. To secure the prompt payment and performance of the Obligations, each Obligor hereby grants to Lender, on behalf of itself and the other Secured Parties, a continuing security interest in and Lien upon all Property of Borrower, including, without limitation, all of the following Property, whether now owned or hereafter acquired, and wherever located: (a) all Accounts; (b) all Chattel Paper, including Electronic Chattel Paper; (c) all Commercial Tort Claims, including those, if any, shown on Schedule 8.1.15; (d) all Deposit Accounts; (e) all Loan Documents; (f) all General Intangibles, including Intellectual Property; (g) all Goods, including Inventory, Equipment and Fixtures; (h) all Instruments; (i) all Investment Property; (j) all Letter-of-Credit Rights; (k) all Supporting Obligations; (l) all monies, whether or not in the possession or under the control of Lender, or a bailee or Affiliate of Lender, including any Cash Collateral; (m) all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral; and (n) all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing; provided, however, that the Collateral shall not include, the security interest granted hereunder shall not attach to, and no representation, warranty or covenant contained in this Section 7 shall apply to, any Excluded Assets, and if and when any property or assets cease to be an Excluded Asset, a Lien on and security interest in such property shall be deemed granted therein and the provisions of this Section 7 shall apply to such property, as applicable.

7.2. Lien on Deposit Accounts; Cash Collateral.

7.2.1 Deposit Accounts. To further secure the prompt payment and performance of the Obligations, Borrower hereby grants to Lender a continuing security interest in and Lien upon all amounts credited to any Deposit Account of Borrower, including sums in any blocked, lockbox, sweep or collection account, but excluding any Excluded Assets. Borrower hereby authorizes and directs each bank or other depository to deliver to Lender, upon request, all balances in any Deposit Account (other than any Excluded Account) maintained for Borrower, without inquiry into the authority or right of Lender to make such request, as further provided in the Deposit Account Control Agreement applicable thereto.

7.2.2 Cash Collateral. Cash Collateral may be invested, at Lender’s discretion (and with the consent of Borrower, as long as no Event of Default exists), but (unless otherwise agreed with the Borrower in writing) Lender shall have no duty to do so, regardless of any course of dealing with Borrower. As security for its Obligations, Borrower hereby grants to Lender a security interest in and Lien upon all Cash Collateral held from time to time and all proceeds thereof, whether held in a Cash Collateral Account or otherwise. Lender may apply Cash Collateral to the payment of Obligations as they become due, in such order as Lender may elect. Each Cash Collateral Account and all Cash Collateral shall be under the sole dominion and control of Lender, and neither Borrower nor any other Person shall have any right to any Cash Collateral, until Full Payment of the Obligations.

7.3. [Reserved].

7.4. Other Collateral.

7.4.1 Commercial Tort Claims. Borrower shall promptly notify Lender in writing if Borrower has a Commercial Tort Claim (other than, as long as no Event of Default exists, a Commercial Tort Claim where the amount of cash damages reasonably expected to be realized by the applicable Obligor is less than $100,000), which notice shall be deemed to supplement Schedule 8.1.15 to include such claim, and shall take such actions as Lender deems appropriate to subject such claim to a duly perfected, first priority (subject to Permitted Liens) Lien in favor of Lender.

7.4.2 Certain After Acquired Collateral. Borrower shall promptly notify Lender in writing if, after the Closing Date, Borrower obtains any interest in any Collateral consisting of Deposit Accounts, Tangible Chattel Paper, negotiable Documents, Instruments, material Intellectual Property, certificated Investment Property or Letter-of-Credit Rights (in each case (other than with respect to Deposit Accounts), except any such Collateral having a value not in excess of $100,000) and, upon Lender’s request, shall promptly take such actions as Lender deems appropriate to effect Lender’s duly perfected, first priority (subject to Permitted Liens) Lien upon such Collateral, including using commercially reasonable efforts to obtain any appropriate possession, control agreement or Lien Waiver. If any Collateral included in the Borrowing Base is in the possession of a third party, at Lender’s request, Borrower shall use commercially reasonable efforts to obtain an acknowledgment that such third party holds the Collateral for the benefit of Lender.

7.5. Limitations. The Lien on Collateral granted hereunder is given as security only and shall not subject Lender to, or in any way modify, any obligation or liability of Borrower relating to any Collateral. In no event shall the grant of any Lien under any Loan Document secure an Excluded Swap Obligation of the granting Borrower.

7.6. Further Assurances; Extent of Liens. All Liens granted to Lender under the Loan Documents are for the benefit of Secured Parties. Promptly upon request, Borrower shall deliver such instruments and agreements, and shall take such actions, as Lender deems appropriate under applicable law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement. Borrower authorizes Lender to file any financing statement that describes the Collateral as “all assets” or “all personal property” of Borrower, or words to similar effect, and ratifies any proper and lawful action taken by Lender before the Closing Date to effect or perfect its Lien on any Collateral.

7.7. Termination.

7.7.1 The Lien and security interest created hereby will automatically terminate and be released upon Full Payment of the then outstanding Obligations and termination of the Commitments.

7.7.2 The Lien and security interest on any Collateral shall be automatically released upon (i) such Collateral becoming an Excluded Asset or (ii) a Disposition of such Collateral pursuant to a sale, transfer or other disposition permitted hereunder.

7.7.3 Upon any such termination or release pursuant to the preceding paragraphs, the Liens on the Collateral granted hereunder shall automatically be released without further action of Lender, and Lender will, upon Borrower’s request and at Borrower’s expense, promptly execute and deliver to Borrower (or its designee) UCC termination statements and such other documentation as Borrower may reasonably request to evidence such termination and release and take all other actions (including return of any Collateral) reasonably requested by Borrower, at Borrower’s expense, in connection with such release, including authorizing Borrower or its representative to file any UCC amendment or termination statements with respect to such release. Any execution and delivery of documents pursuant to this Section 7.7.3 shall be without recourse to or warranty by Lender.

SECTION 8. REPRESENTATIONS AND WARRANTIES

8.1. General Representations and Warranties. To induce Lender to enter into this Agreement and to make available the Commitments and Loans, each Obligor represents and warrants to Lender, as of the Closing Date and as of the date of the making of each Loan at Borrower’s request pursuant to a Notice of Borrowing and of the issuance, extension, renewal or increase of each Letter of Credit that:

8.1.1 Organization and Qualification. Each Obligor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Obligor is duly qualified, authorized to do business and in good standing as a foreign limited liability company or corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect. As of the Closing Date, the information included in the Beneficial Ownership Certification delivered by or on behalf of the Borrower to Lender is true and correct in all respects.

8.1.2 Power and Authority. Each Obligor is duly authorized to execute, deliver and perform its obligations under the Loan Documents. The execution, delivery and performance of the Loan Documents by each Obligor have been duly authorized by all necessary corporate action, and do not (a) require any consent or approval of any holders of Equity Interests of any Obligor, except those already obtained; (b) contravene the Organic Documents of any Obligor; (c) violate or cause a default under any applicable law in any material respect or Material Contract; or (d) result in or require the imposition of a Lien (other than Permitted Liens) on any Obligor’s Property.

8.1.3 Enforceability. Each Loan Document to which an Obligor is a party is a legal, valid and binding obligation of each Obligor party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity and principles of good faith and fair dealing.

8.1.4 Capital Structure. (a) Schedule 8.1.4 shows, for each Obligor, its name, jurisdiction of organization, and authorized and issued Equity Interests. (b) The Borrower has no Subsidiaries. Except as disclosed on Schedule 8.1.4, in the five years preceding the Closing Date, no Obligor has acquired any substantial assets from any other Person nor been the surviving entity in a merger or combination.

8.1.5 Title to Properties; Priority of Liens. Each Obligor has good and marketable title to (or valid leasehold interests in) all of its Real Property, and has good title to all of its personal Property, including all Property reflected in any financial statements delivered to Lender, in each case free of Liens except Permitted Liens. Each Obligor has paid and discharged all lawful claims that, if unpaid, could reasonably be expected to become a Lien on its Properties, other than Permitted Liens. All Liens of Lender in the Collateral are duly perfected, first priority Liens, subject only to Permitted Liens that are expressly allowed to have priority over Lender’s Liens.

8.1.6 Accounts. Lender may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Borrower with respect thereto. Borrower warrants, with respect to each Account at the time it is shown as an Eligible Account in a Borrowing Base Certificate, that: (a) it is genuine and enforceable in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity and principles of good faith and fair dealing) and is not evidenced by a judgment; (b) it arises out of a completed, bona fide sale and delivery of goods or rendition of services in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto; (c) it is for a sum certain, maturing as stated in the invoice covering such sale or rendition of services, a copy of which has been furnished or is available to Lender on request; (d) it is not subject to any offset, Lien (other than Lender’s Lien), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the Ordinary Course of Business and disclosed to Lender; (e) no purchase order, agreement, document or applicable law restricts assignment of the Account to Lender (except to the extent, under the UCC, the restriction is ineffective); and (f) no extension, compromise, settlement, modification, credit, deduction or return has been authorized with respect to the Account, except discounts or allowances granted in the Ordinary Course of Business for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to Lender hereunder, in each case as and to the extent required by the definition of Borrowing Base (including the component definitions thereof).

8.1.7 Financial Statements. The consolidated balance sheets, and related statements of income, cash flow and shareholders’ equity, of Borrower and each Subsidiary that have been and are hereafter delivered by or on behalf of Borrower to Lender, are prepared in accordance with GAAP (except as otherwise expressly noted therein and subject, in the case of any unaudited financial statements, to changes resulting from normal year-end adjustments and the absence of footnotes), and fairly present in all material respects the financial positions and results of operations of Borrower and each Subsidiary at the dates and for the periods indicated. All projections delivered by Borrower from time to time to Lender in accordance herewith have been prepared in good faith, based on assumptions believed to be reasonable in light of the circumstances at such time (it being recognized by Lender that such projections are not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which are beyond the Obligors’ control, and that no assurance can be given that any particular projections will be realized, actual results during the period or periods covered by any such projections and forecasts may differ materially from projected or forecasted results). Since June 30, 2026, there has been no change in the condition, financial or otherwise, of Borrower or any Subsidiary that could reasonably be expected to have a Material Adverse Effect. Borrower and each Subsidiary is Solvent.

8.1.8 Surety Obligations. No Obligor is obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as permitted hereunder.

8.1.9 Taxes. Each Obligor has filed all material federal, state and local tax returns and other reports that it is required by law to file, and has paid, or made provision for the payment of, all material Taxes upon it, its income and its Properties that are due and payable, except to the extent being Properly Contested.

8.1.10 Brokers. There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents.

8.1.11 Intellectual Property. Each Obligor owns or has the lawful right to use all Intellectual Property necessary for the conduct of its business, without conflict in any material respect with any rights of others. Except as disclosed on Schedule 8.1.11, no Obligor pays or owes any Royalty to any Person with respect to any Intellectual Property. All material Intellectual Property owned or registered by Obligor is shown on Schedule 8.1.11.

8.1.12 Governmental Approvals. Except as could not reasonably be expected to have a Material Adverse Effect, each Obligor has, is in compliance with, and is in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties.

8.1.13 Compliance with Laws. Each Obligor has duly complied, and its Properties and business operations are in compliance, in all material respects with all applicable law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. There have been no citations, notices or orders of material noncompliance issued to an Obligor under any applicable law. Except as disclosed on Schedule 8.1.13, no Obligor’s past or present operations, Real Estate or other Properties are subject to any federal, state or local investigation to determine whether any remedial action is needed to address any material environmental pollution, hazardous material or environmental clean-up. No Obligor has received any Environmental Notice. No Obligor has any material contingent liability with respect to any Environmental Release, environmental pollution or hazardous material on any Real Estate now or previously owned, leased or operated by it.

8.1.14 Burdensome Contracts. No Obligor is party or subject to any Restrictive Agreement, except as shown on Schedule 8.1.14 or as could not reasonably be expected to have a Material Adverse Effect. No Restrictive Agreement prohibits the execution, delivery or performance of any Loan Document by an Obligor.

8.1.15 Litigation. Except as shown on Schedule 8.1.15, there are no proceedings or investigations pending or, to Obligor’s knowledge, threatened against any Obligor, or any of their businesses, operations, Properties, prospects or conditions, that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect if determined adversely to Obligor. Except as shown on Schedule 8.1.15 or notified from time to time to Lender in writing, no Obligor has a Commercial Tort Claim (other than, as long as no Event of Default exists, a Commercial Tort Claim where the amount of cash damages reasonably expected to be realized by the applicable Obligor is less than $100,000). Except as could not reasonably be expected to have a Material Adverse Effect, no Obligor is in default with respect to any order, injunction or judgment of any Governmental Authority.

8.1.16 No Defaults. No event or circumstance has occurred or exists that constitutes a Default or Event of Default. No Obligor is in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default, under any Material Contract or allow termination of any Material Contract.

8.1.17 ERISA. Except as disclosed on Schedule 8.1.17:

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other federal and state laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of Obligor, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Obligor and ERISA Affiliate has met all applicable requirements under the Code, ERISA and the Pension Protection Act of 2006, and no application for a waiver of the minimum funding standards or an extension of any amortization period has been made with respect to any Plan.

(b) There are no pending or, to the knowledge of Obligor, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted in or could reasonably be expected to have a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) no Obligor or ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Obligor or ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; (v) no Obligor or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; and (vi) as of the most recent valuation date for any Pension Plan or Multiemployer Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least 60%, and no Obligor or ERISA Affiliate knows of any fact or circumstance that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of such date, in each case of item (i) through (vi), except as would not reasonably be expected to result in a Material Adverse Effect.

(d) With respect to any Foreign Plan, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities, in each case of item (i) through (iii), except as would not reasonably be expected to result in a Material Adverse Effect.

8.1.18 Trade Relations. Except as could not reasonably be expected to have a Material Adverse Effect, there exists no actual or threatened termination, limitation or modification of any business relationship between Obligor and any customer or supplier, or any group of customers or suppliers, who individually or in the aggregate are material to the business of Obligor.

8.1.19 Labor Relations. Except as notified to Lender from time to time, no Obligor is party to or bound by any collective bargaining agreement. Except as could not reasonably be expected to have a Material Adverse Effect, there are no material grievances, disputes or controversies with any union or other organization of any Obligor’s employees, or, to Obligor’s knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining.

8.1.20 Payable Practices. No Obligor has made any material change in its historical accounts payable practices from those in effect on the Closing Date, except in accordance with GAAP.

8.1.21 Not a Regulated Entity. No Obligor is an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940.

8.1.22 Margin Stock. No Obligor is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Loan proceeds will be used by Obligor to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.

8.1.23 OFAC. No Obligor or, to the knowledge of any Obligor, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity currently the subject of any Sanctions.

8.1.24 Deposit Accounts. Schedule 8.1.24 sets forth all Deposit Accounts maintained by Obligors, including all Dominion Accounts, as updated from time to time by the Borrower.

8.1.25 Eligible Lease Receivables. With respect to the Eligible Lease Receivables, unless otherwise disclosed to the Lender in writing, each Lease receivable that is identified by Borrower as Eligible Lease Receivables is not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Lender-discretionary criteria) set forth in the definition of Eligible Lease Receivables.

8.2. Complete Disclosure. No written information (other than projections or pro forma financial information, which are addressed in Section 8.1.7 and, with respect to any information of a general economic or industry nature, to the Borrower’s knowledge) provided by or on behalf of any Obligor in connection with the Loan Documents, when taken as a whole, contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which they were made (after giving effect to all modifications and supplements thereto). There is no fact or circumstance that any Obligor has failed to disclose to Lender in writing that could reasonably be expected to have a Material Adverse Effect.

SECTION 9. COVENANTS AND CONTINUING AGREEMENTS

9.1. Affirmative Covenants. As long as any Commitment or Obligations are outstanding, except as otherwise agreed in writing by Lender, Borrower shall, and shall cause each Subsidiary to:

9.1.1 Inspections; Appraisals.

(a) Permit Lender from time to time, subject (except when a Default or Event of Default exists) to reasonable prior notice and normal business hours, to visit and inspect the Properties of Borrower or any Subsidiary, inspect, audit and make extracts from Borrower’s or any Subsidiary’s books and records, to conduct appraisal of the Collateral, and discuss with its officers, employees and independent accountants (if any), subject to any such accountants’ customary policies and procedures), Borrower’s or such Subsidiary’s business, financial condition, assets, prospects and results of operations; provided that Lender shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Lender shall not have any duty to Borrower to make any inspection and Borrower acknowledges that all inspections, appraisals and reports are prepared by Lender for its purposes, and Borrower shall not be entitled to rely upon them. Borrower shall also permit the Lender to arrange for verification of Eligible Lease Receivables, under reasonable procedures mutually agreed between them. Lender shall not exercise such inspection and examination rights more than one time per Loan Year unless an Event of Default has occurred and is continuing.

(b) Reimburse Lender for all its reasonable and documented out-of-pocket charges, costs and expenses in connection with such inspections or examinations provided in clause (a) above; provided, however, that, if no Event of Default has occurred and is continuing, only one (1) time per Loan Year will be at Obligors’ expense; provided, however, that if an examination is initiated during the existence of an Event of Default, all reasonable and documented out-of-pocket charges, costs and expenses therefor shall be reimbursed by Borrower without regard to such limits. Subject to and without limiting the foregoing, Borrower agrees to pay Lender’s then standard charges for examination activities (which are currently $1,200 per person per day), including the standard charges of Lender’s internal examination group, as well as the charges of any third party used for such purposes.

9.1.2 Financial and Other Information. Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP in all material respects and reflecting all material financial transactions; and furnish (or make available) to Lender all financial statements, reports and other items set forth on Exhibit E no later than the time specified therein (or such later date approved by Lender from time to time).

Anything to the contrary notwithstanding, nothing in this Agreement or any other Loan Document will require the Borrower or any Subsidiary to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter, or provide information (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure is prohibited by Law or binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

9.1.3 Collateral Reporting. Provide (or make available) to Lender each certificate, report or schedule set forth on Exhibit F attached hereto no later than the times specified therein (or at such later date approved by Lender from time to time).

9.1.4 Notices. Notify Lender in writing, promptly after Borrower’s obtaining knowledge thereof, of any of the following that affects an Obligor: (a) the threat or commencement of any proceeding or investigation, whether or not covered by insurance, if an adverse determination could reasonably be expected to have a Material Adverse Effect; (b) any pending or threatened labor dispute, strike or walkout, or the expiration of any material labor contract; (c) any default under or termination of a Material Contract; (d) the existence of any Default or Event of Default; (e) any judgment in an amount exceeding $100,000; (f) any violation or asserted violation of any applicable law (including ERISA, OSHA, FLSA, or any Environmental Laws), if an adverse resolution could have a Material Adverse Effect; or (g) the occurrence of any ERISA Event that would reasonably be expected to result in material liability to the Obligor.

9.1.5 Compliance with Laws. Comply with all applicable laws, including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws) or maintain could not reasonably be expected to have a Material Adverse Effect.

9.1.6 Taxes. Pay and discharge all material Taxes for which it is liable hereunder prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested. If an Event of Default has occurred and is continuing and an Account of Borrower includes a charge for any Taxes, Lender is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of Borrower and to charge Borrower therefor; provided, however, that Lender shall not be liable for any Taxes that may be due from Borrower or with respect to any Collateral.

9.1.7 Insurance.

(a) Maintain insurance with respect to the Collateral, covering casualty, hazard, theft, malicious mischief, flood and other risks, in amounts, with endorsements and with insurers (with a Best Rating of at least A+, unless otherwise approved by Lender in its discretion) satisfactory to Lender. From time to time upon request, Borrower shall deliver to Lender the originals or certified copies of its insurance policies and updated flood plain searches. Unless Lender shall agree otherwise, commencing 60 days after the Closing Date (or such later date as Lender may agree), each policy shall include satisfactory endorsements (i) showing Lender as lender’s loss payee; and (ii) requiring thirty (30) days prior written notice to Lender in the event of cancellation of the policy for any reason whatsoever (or ten (10) days prior written notice in the event of non-payment). If Borrower fails to provide and pay for any insurance, Lender may, at its option, but shall not be required to, procure the insurance and charge Borrower therefor. Borrower agrees to deliver to Lender, promptly upon request, copies of all reports made to insurance companies.

(b) [Reserved].

9.1.8 Licenses. Keep each material License affecting any Collateral (including the manufacture, distribution or disposition of Inventory) or any other material Property of Borrower and its Subsidiaries in full force and effect and pay all Royalties when due and payable.

9.1.9 Deposit Accounts; Depository Bank. Within 60 days following the later of the Closing Date and the date of opening such account (or, in each case, such later date as approved by Lender), take all actions necessary to establish Lender’s “control” (within the meaning of Section 9-104 of the UCC) of each such Deposit Account (other than any Excluded Accounts). Borrower shall be the sole account holder of each Deposit Account and shall not enter into any agreement granting any other Person (other than Lender) control over a Deposit Account or any Property deposited therein. Borrower shall promptly notify Lender of any opening or closing of a Deposit Account and, with the consent of Lender, will amend Schedule 8.1.24 to reflect same. By the date that is 60 days following the Closing Date (or such later date as approved by Lender) (such date, the “Account Transition Date”), Borrower also shall maintain Lender as its principal depository bank, including for the maintenance of all primary operating, collection, disbursement and other deposit accounts and for all primary Cash Management Services.

9.1.10 Other Collateral Covenants. Comply with the following additional covenants related to Collateral:

(a) All tangible items of Collateral constituting Inventory or Equipment, other than Inventory or Equipment in transit, having a value in excess of $25,000 shall at all times be kept by Borrower at the business locations set forth in Schedule 9.1.10, except that Borrower may (i) make sales or other dispositions of Collateral in accordance with Section 9.2.6; and (ii) move a material amount of Collateral to another location in the United States, upon prior written notice to Lender.

(b) Whether or not an Event of Default has occurred and is continuing, Lender shall have the right at any time, in the name of Lender, any designee of Lender or Borrower, to verify the validity, amount or any other matter relating to any Accounts of Borrower by mail, telephone or otherwise. Borrower shall use commercially reasonable efforts to cooperate fully with Lender in an effort to facilitate and promptly conclude any such verification process.

(c) All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Lender to any Person to realize upon any Collateral, shall be borne and paid by Borrower. Lender shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Lender’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Borrower’s sole risk.

(d) Borrower shall use commercially reasonable efforts to defend its title to Collateral and Lender’s Liens therein against all Persons, claims and demands, except Permitted Liens.

(e) Borrower shall ensure that the Equipment is mechanically and structurally sound, and capable of performing the functions for which it was designed, in accordance with manufacturer specifications, in each case except as permitted under Section 9.2.6.

(f) Upon request, Borrower shall provide Lender with copies of all existing agreements between an Obligor and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any Collateral included in the Borrowing Base with a value exceeding $100,000 may be kept.

(g) Borrower shall use, store and maintain all Inventory and Equipment constituting Collateral with reasonable care and caution, in all material respects in accordance with applicable standards of any insurance and in conformity with all applicable law, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located except to the extent Properly Contested.

9.1.11 Schedules. Concurrently with the delivery of each quarterly and annual Compliance Certificate required in Exhibit E, update Schedule 8.1.11, Schedule 8.1.13, Schedule 8.1.14, and Schedule 8.1.15, as necessary in writing to make such Schedule fully accurate and complete in all material respects as of the last day of the fiscal quarter covered thereby (or confirming that there has been no change in such information since the later of the Closing Date or the date of the last such Compliance Certificate); provided, that, no such written update shall, or shall be deemed to waive any Default, Event of Default or other breach or violation of this Agreement arising from the information, fact or circumstance disclosed in any such update.

9.1.12 Additional Subsidiaries. With respect to each Person which becomes a domestic Subsidiary after the date hereof, within thirty (30) days (or such longer period as Lender may agree to in writing) after the date such Person is created or otherwise becomes a domestic Subsidiary (whichever first occurs), cause such new Subsidiary to execute and deliver to Lender, at Lender’s request, (i) a joinder agreement whereby such domestic Subsidiary becomes obligated as Borrower under this Agreement, (ii) a joinder agreement whereby such domestic Subsidiary becomes a party under all other Loan Documents and (iii) such other authority documentation and opinions and related certifications as Lender may otherwise request in its reasonable discretion.

9.1.13 Minimum Deposit Requirement. Within 5 Business Days after the Closing Date, the Borrower shall deposit with the Lender not less than $5,000,000 in cash and Cash Equivalents. Thereafter, the Borrower shall maintain with the Lender not less than $3,000,000.00 in cash and Cash Equivalents until the Borrower timely delivers to the Lender a Compliance Certificate (required pursuant to Exhibit E (Financial Reporting), paragraph (a)) for the Fiscal Year ending December 31, 2026, which Compliance Certificate certifies that, (i) no Default or Event of Default has occurred for the reportable period, and (ii) the Borrower was in compliance with Section 9.3.2 (Minimum Adjusted EBITDA) for the reportable period.

9.2. Negative Covenants. As long as any Commitment or Obligations are outstanding, except as otherwise agreed in writing by Lender, Borrower shall not, and shall cause each Subsidiary not to:

9.2.1 Permitted Debt. Create, incur, guarantee or suffer to exist any Debt, except: (a) the Obligations; (b) Subordinated Debt; (c) any (i) Purchase Money Debt of Borrower and its Subsidiaries that is unsecured or secured only by a Purchase Money Lien, as long as the aggregate principal amount does not exceed $75,000.00 at any time and its incurrence does not violate Section 9.2.3, (ii) Capital Leases as long as the aggregate principal amount does not exceed $75,000.00 at any time, and/or (iii) Leases (including Capital Leases) for equipment entered into in the ordinary course of business and not exceeding $150,000 in any rolling twelve month period; (d) Bank Product Debt incurred in the Ordinary Course of Business, as long as the aggregate mark-to-market obligations under Hedging Agreements do not exceed $25,000.00 at any time; (e) Debt existing on the Closing Date and disclosed to the Lender in writing, and any extension or renewal thereof, (f) other Debt not exceeding $100,000 at any time, (g) deferred compensation to employees incurred in the ordinary course of business, (h) in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or the financing of insurance premiums, and (i) Contingent Obligations (i) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (ii) arising from Hedging Agreements permitted hereunder; (iii) existing on the Closing Date, and any extension or renewal thereof that does not increase the amount of such Contingent Obligation when extended or renewed; (iv) incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations; (v) arising from customary indemnification obligations in favor of purchasers in connection with dispositions of Equipment permitted hereunder; (vi) arising under the Loan Documents.

9.2.2 Permitted Liens. Create or suffer to exist any Lien upon any of its Property, except the following (collectively, “Permitted Liens”): (a) Liens in favor of Lender; (b) Purchase Money Liens securing Purchase Money Debt, Capital Leases and/or other equipment leases that are permitted under Section 9.2.1; (c) Liens for Taxes or imposed under ERISA that are not yet due or being Properly Contested; (d) statutory or common law Liens (other than Liens for Taxes or imposed under ERISA) arising in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not yet due or is being Properly Contested, and (ii) such Liens do not materially impair the value or use of the Property or materially impair operation of the business of Borrower or any Subsidiary; (e) Liens incurred or deposits made in the Ordinary Course of Business to secure the performance of government tenders, bids, contracts, statutory obligations and other similar obligations, as long as such Liens on any Collateral are at all times junior to Lender’s Liens and are required or provided by law; (f) Liens arising in the Ordinary Course of Business that are, to the extent on assets included in the Borrowing Base and required by the express terms thereof, subject to Lien Waivers; (g) Liens arising by virtue of a judgment or judicial order against Borrower or any Subsidiary, or any Property of Borrower or a Subsidiary, as long as such Liens are (i) in existence for less than 20 consecutive days or being Properly Contested, and (ii) to the extent on any Collateral, at all times junior to Lender’s Liens; (h) easements, rights-of-way, restrictions, covenants or other agreements of record, and other similar charges or encumbrances on Real Estate, that do not secure any monetary obligation and do not interfere with the Ordinary Course of Business; (i) normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection; (j) existing Liens shown on Schedule 9.2.2; (k) Liens in favor of an Obligor; (l) Liens consisting of an agreement to dispose of any property to the extent such disposition would have been permitted on the date of the creation of such Lien or Full Payment of the then outstanding Obligations and termination of the Commitments occurs or will occur substantially concurrently with the consummation of such disposition; (m) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto; (n) other Liens securing obligations not exceeding $100,000 at any time; (o) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not interfere in any material respect with the Borrower’s business, provided that this clause (o) will not apply to Intellectual Property, which is addressed in the following clause (p); and (p) non-exclusive licenses of Intellectual Property granted by Borrower or any Subsidiary in the ordinary course of business.

9.2.3 [Reserved.]

9.2.4 Distributions; Upstream Payments. Declare or make any Distributions, except Permitted Distributions.

9.2.5 Restricted Investments. Unless otherwise consented to by the Lender, which consent shall not be unreasonably withheld, delayed or conditioned, make any Restricted Investment.

9.2.6 Disposition of Assets. Sell, lease, license, consign, transfer or otherwise dispose of any Property of Borrower or a Subsidiary of Borrower, including a disposition of Property in connection with a sale-leaseback transaction or synthetic lease, outside of the ordinary course of business except (a) for fair market value and at least 75% cash consideration, (b) replacement of Equipment or other Property that is worn, damaged or obsolete with equipment or other Property of like function and value, if the replacement Equipment or Property is acquired substantially contemporaneously with such disposition and is free of Liens (other than Permitted Liens); (c) a transfer of Property by a Subsidiary to Borrower, (d) to the extent Full Payment of the then outstanding Obligations and termination of the Commitments occurs substantially concurrently therewith; (e) to the extent constituting an investment permitted under Section 9.2.5 (other than as described in clause (c) of the definition of Restricted Investment), a Distribution permitted under Section 9.2.4, a Hedging Agreement permitted under Section 9.2.15, a merger, combination or consolidation permitted under Section 9.2.9 or a Permitted Lien; or (f) in any Fiscal Year, Property having an aggregate fair market value not exceeding $100,000.

9.2.7 Loans. Make any loans or other advances of money to any Person, except (i) advances to an officer, employee, contractor or consultant for salary, travel expenses, commissions and similar items in the Ordinary Course of Business, (ii) that constitutes a Permitted Distribution, an investment permitted under Section 9.2.5 (other than as described in clauses (c) or (e) of the definition of Restricted Investment) or a Hedging Agreement permitted under Section 9.2.15, or (iii) under the Loan Documents.

9.2.8 Restrictions on Payment of Certain Debt. Make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any Subordinated Debt, except to the extent expressly permitted under any subordination agreement relating to such Debt (and a Senior Officer of Borrower shall certify to Lender, not less than five (5) Business Days prior to the date of payment, that all conditions under such agreement have been satisfied).

9.2.9 Fundamental Changes. Change its name or conduct business under any fictitious name, change its tax, charter or other organizational identification number; change its form or state of organization; liquidate, wind up its affairs or dissolve itself; or merge, combine or consolidate with any Person, whether in a single transaction or in a series of related transactions, except for mergers or consolidations in which the Borrower is the survivor or of a wholly-owned Subsidiary with another wholly-owned Subsidiary or into Borrower or to the extent Full Payment of the then outstanding Obligations and termination of the Commitments occurs substantially concurrently therewith.

9.2.10 Subsidiaries. Form or acquire any Subsidiary after the Closing Date unless Borrower complies with its obligations under Section 9.1.12, or permit any existing Subsidiary to issue any additional Equity Interests except directors’ qualifying shares.

9.2.11 Organic Documents. Amend, modify or otherwise change any of its Organic Documents, except in connection with a transaction permitted under Section 9.2.9 or otherwise in a manner not materially adverse to the interest of Lender (in its capacity as such).

9.2.12 Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than Borrower and Subsidiaries.

9.2.13 Accounting Changes. Make any material change in accounting treatment or reporting practices, except as required by GAAP and in accordance with Section 1.2; or change its Fiscal Year.

9.2.14 Restrictive Agreements. Become a party to any Restrictive Agreement, except a Restrictive Agreement (i) relating to secured Debt permitted hereunder, as long as the restrictions apply only to collateral for such Debt, or (ii) to any sale, lease, license, consignment, transfer or other disposition permitted under Section 9.2.6.

9.2.15 Hedging Agreements. Enter into any Hedging Agreement, except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes.

9.2.16 Conduct of Business. Engage in any business, other than its business as conducted on the Closing Date and any activities incidental thereto.

9.2.17 Affiliate Transactions. Enter into or be party to any transaction with an Affiliate, except (a) transactions expressly permitted by the Loan Documents; (b) payment of reasonable compensation, indemnities and severance to officers, employees, contractors and consultants for services actually rendered, and payment of customary directors’ fees and indemnities; (c) the sale, issuance or transfer of Equity Interests of the Borrower not resulting in a Change of Control (except to the extent Full Payment of the then outstanding Obligations and termination of the Commitments occurs substantially concurrently therewith); (d) Permitted Distributions; and (e) transactions with Affiliates in the Ordinary Course of Business so long as such transactions are upon fair and reasonable terms fully disclosed to Lender and no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate.

9.2.18 Plans. Become party to any Multiemployer Plan or Foreign Plan, other than any in existence on the Closing Date.

9.2.19 Amendments to Subordinated Debt. Amend, supplement or otherwise modify any document, instrument or agreement relating to any Subordinated Debt, if such modification (a) increases the principal balance of such Debt, or increases any required payment of principal or interest; (b) accelerates the date on which any installment of principal or any interest is due, or adds any additional redemption, put or prepayment provisions; (c) shortens the final maturity date or otherwise accelerates amortization; (d) increases the interest rate; (e) increases or adds any fees or charges; (f) modifies any covenant in a manner or adds any representation, covenant or default that is more onerous or restrictive in any material respect for Borrower or any Subsidiary, or that is otherwise materially adverse to Borrower, any Subsidiary or Lender; or (g) results in the Obligations not being fully benefited by the subordination provisions thereof.

9.3. Financial Covenants. As long as any Commitment or Obligations are outstanding, Borrower shall:

9.3.1 Debt Service Coverage Ratio. Subject to the Cure Right in Section 9.3.3 below, maintain a Debt Service Coverage Ratio (calculated on a trailing twelve (12) month basis) of at least 1.25 to 1.00, tested quarterly, as of the end of each Fiscal Quarter, commencing the earlier of, (i) the end of the Fiscal Quarter in which the Lender first makes a Loan to the Borrower under this Agreement, and (ii) March 31, 2027.

9.3.2 Minimum Adjusted EBITDA. Subject to the Cure Right in Section 9.3.3 below, for the fiscal year ending December 31, 2026, have Adjusted EBITDA of not less than $800,000.00.

9.3.3 Cure Right . In the event that Borrower fails to comply with the requirements of Sections 9.3.1 or 9.3.2 set forth above, until the expiration of the fifteenth (15th) day subsequent to the date the Compliance Certificate for the applicable period is required to be delivered hereunder (the “Cure Expiration Date”), the cash proceeds of an equity issuance that are contributed to Borrower from persons reasonably satisfactory to Lender and upon terms satisfactory to Lender shall be deemed to increase Adjusted EBITDA with respect to such period (each a “Cure Right”); provided that, (t) such proceeds are actually received by Borrower no later than the Cure Expiration Date; (u) Borrower shall not exercise more than one (1) such Cure Right during any two consecutive Fiscal Quarters; (v) Borrower shall not exercise more than two (2) such Cure Rights during any four Fiscal Quarter period; (w) Borrower shall not exercise more than four (4) Cure Rights during the term of the Loans; (x) no cure amount shall exceed the amount necessary to cause compliance with the covenant set forth in Sections 9.3.1 or 9.3.2 for the period then ended, (y) such Cure Right proceeds shall not be deemed to increase Adjusted EBITDA for any purposes under this Agreement or the other Loan Documents, other than with respect to determining Borrower’s compliance with Sections 9.3.1 or 9.3.2 , and (z) on or before the date such cash equity proceeds are paid to Borrower, Lender shall have received written notice from Borrower identifying the amount of such Cure Right proceeds and the date such proceeds will be paid to Borrower. If, subject to the foregoing conditions and after giving effect to the foregoing pro forma adjustment, Borrower is in compliance with Sections 9.3.1 or 9.3.2 , Borrower shall be deemed to have satisfied the requirements of such section for the applicable period as of the relevant date of determination with the same effect as though there had been no failure to comply on such date, and the applicable breach or default that had occurred shall be deemed cured for purposes of this Agreement.

SECTION 10. EVENTS OF DEFAULT; REMEDIES ON DEFAULT.

10.1. Events of Default. Each of the following shall be an “Event of Default” if it occurs for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a) An Obligor (i) fails to pay the Obligations in respect of principal when due or (ii) fails to pay any interest, fee, reimbursement obligation or other Obligations payable by hereunder or under any other Loan Document;

(b) Any material representation, warranty or other written statement of Borrower made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given;

(c) Borrower breaches or fails to perform (i) any covenant contained in 5.5, 5.7.2, 7.6, 9.1.1, 9.1.4(d), 9.1.7, 9.1.10, 9.2 or 9.3 or (ii) any covenant contained in Section 9.1.2 or 9.1.3 and such breach or failure is not cured within 5 Business Days;

(d) An Obligor breaches or fails to perform any other covenant contained in any Loan Documents, and such breach or failure is not cured within 30 days after a Senior Officer of such Obligor has knowledge thereof or receives notice thereof from Lender, whichever is sooner; provided, however, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period or is a willful and knowing breach by an Obligor;

(e) an Obligor denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to Lender under the Security Documents; or any Loan Document ceases to be in full force or effect for any reason (other than by action of Lender, a waiver or release by Lender or termination or expiration in accordance with its terms);

(f) Any breach or default of an Obligor beyond any applicable notice and cure period occurs under any (i) Hedging Agreement; or (ii) any instrument or agreement to which it is a party or by which it or any of its Properties is bound, relating to any Debt (other than the Obligations), in each case constituting a Material Contract, if the maturity of or any payment with respect to such Debt thereunder is accelerated or demanded due to such breach, in each case unless such breach, default or acceleration relates to indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness;

(g) Any judgment or order for the payment of money is entered against an Obligor in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Obligors, (net of insurance coverage therefor that has not been denied by the insurer) the Threshold Amount, unless a stay of enforcement of such judgment or order is in effect, by reason of a pending appeal or otherwise or such Obligor has satisfied such judgment;

(h) A loss, theft, damage or destruction occurs with respect to any Collateral if the amount not covered by insurance exceeds the Threshold Amount;

(i) An Obligor is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of its business; an Obligor suffers the loss, revocation or termination of any material license, permit, lease or agreement necessary to its business; there is a cessation of any material part of an Obligor’s business for a material period of time; any material Collateral of an Obligor is taken or impaired through condemnation; an Obligor agrees to or commences any liquidation, dissolution or winding up of its affairs; or an Obligor is not Solvent;

(j) (i) An Insolvency Proceeding is commenced by Borrower; (ii) Borrower makes an offer of settlement, extension or composition to its unsecured creditors generally; (iii) a trustee is appointed to take possession of any substantial Property of or to operate any of the business of Borrower, or (iv) an Insolvency Proceeding is commenced against Borrower and such Person consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by Borrower, the petition is not dismissed within 60 days after filing, or an order for relief is entered in the proceeding;

(k) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of an Obligor to a Pension Plan, Multiemployer Plan or PBGC, or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan, in each case that would reasonably be expected to result in a Material Adverse Effect; an Obligor or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan, in each case as would reasonably be expected to result in a Material Adverse Effect;

(l) An Obligor or any of its Senior Officers is criminally indicted or convicted for (i) a felony committed in the conduct of such Person’s business, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act), in each case, that has led to or could reasonably be expected to lead to the forfeiture of any material Collateral;

(m) The making of any levy, seizure, or attachment on or of the Collateral having a value in excess of the Threshold Amount which is not removed or bonded within ten (10) days;

(n) A Change of Control occurs (except to the extent Full Payment of the then outstanding Obligations and termination of the Commitments occurs substantially concurrently therewith); or any other event occurs or condition exists that has a Material Adverse Effect; or

(o) The subordination provisions of any agreement or instrument governing any Subordinated Debt having an outstanding principal amount in excess of the Threshold Amount shall for any reason be revoked or invalidated (other than by action of the Lender), or otherwise cease to be in full force and effect (other than by action of Lender, waiver or release by Lender or termination or expiration in accordance with its terms), or the parties thereto other than lender shall be in breach thereof, or any Obligor shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder (in each case other than by action of Lender, a waiver or release by Lender or termination or expiration in accordance with its terms), or the Obligations for any reason shall not have the priority contemplated by this Agreement or such subordination provisions (other than by action of Lender, a waiver or release by Lender or termination or expiration thereof in accordance with its terms).

10.2. Remedies upon Default. If an Event of Default described in Section 10.1(j) occurs with respect to Borrower and has not been waived by Lender, then to the extent permitted by applicable law, all Obligations shall become automatically due and payable and all Commitments shall terminate, without any action by Lender or notice of any kind. In addition, or if any other Event of Default exists, Lender may in its discretion do any one or more of the following from time to time:

(a) declare any Obligations immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Borrower to the fullest extent permitted by law;

(b) terminate, reduce or condition any Commitment, or make any adjustment to the Borrowing Base;

(c) require Obligors to Cash Collateralize their LC Obligations, Bank Product Debt and other Obligations that are contingent or not yet due and payable, and, if Obligors fail to deposit such Cash Collateral, Lender may advance the required Cash Collateral as Revolver Loans; and

(d) exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Borrower to assemble Collateral, at Borrower’s expense, and make it available to Lender at a place designated by Lender; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by Borrower, Borrower agrees not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by applicable law, in lots or in bulk, at such locations, all as Lender, in its discretion, deems advisable. Borrower agrees that ten (10) days’ notice of any proposed sale or other disposition of Collateral by Lender shall be reasonable. Lender may conduct sales on any Obligor’s premises, without charge, and any sales may be adjourned from time to time in accordance with applicable law. Lender shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Lender may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may set off the amount of such price against the Obligations.

10.3. License. Upon the occurrence of an Event of Default that has not been waived in writing by Lender, Lender is hereby granted a non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person), any or all Intellectual Property of Borrower, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, solely for advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral; provided that Lender shall use commercially reasonable efforts to protect the confidentiality of any trade secrets or other confidential information of Borrower included in such Intellectual Property. Borrower’s rights and interests under Intellectual Property shall inure to Lender’s benefit for the purpose of such license.

10.4. Setoff. At any time during an Event of Default, Lender and its Affiliates are authorized, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Lender or such Affiliate to or for the credit or the account of an Obligor against its Obligations, whether or not Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of offset) that such Person may have.

10.5. Remedies Cumulative; No Waiver.

10.5.1 Cumulative Rights. All agreements, warranties, guaranties, indemnities and other undertakings of Obligors under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of Lender under the Loan Documents are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.

10.5.2 Waivers. No waiver or course of dealing shall be established by (a) the failure or delay of Lender to require strict performance by any Obligor under any Loan Document, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan or issuance of any Letter of Credit during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein. Any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

SECTION 11. MISCELLANEOUS

11.1. Amendments and Waivers.

11.1.1 Successors and Assigns; Register. This Agreement shall be binding upon and inure to the benefit of Borrower, Lender, and their respective successors and assigns, except that Borrower shall not have the right to assign its rights or delegate its obligations under any Loan Documents. Without limiting the foregoing, Borrower acknowledges and agrees that Lender may assign or otherwise transfer (including, without limitation, pursuant to one or participation agreements) any of its rights or obligations hereunder with only the prior written consent of Borrower (such consent not to be unreasonably withheld, conditioned or delayed); provided that no consent of Borrower shall be required for any assignment to an Affiliate of Lender or made in connection with a bona fide sale by Lender of a portfolio of loans to one or more third-party purchasers that are commercial bank(s) organized under the laws of the United States or any state or district thereof, so long as Lender provides Borrower with not less than five (5) Business Days’ prior written notice thereof. Lender, acting solely for U.S. federal income tax purposes and solely with respect to maintaining the Register, as a non-fiduciary agent of Borrower, shall maintain a register for the recordation of the names and addresses of the applicable lenders, and the applicable commitments of, and principal amounts (and stated interest) of the applicable loans owing to, each lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower and Lender shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any lender, at any reasonable time and from time to time upon reasonable prior notice.

11.1.2 Amendments and Other Modifications. No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of Lender and each Obligor if it is a party to such Loan Document; provided, however, that only the consent of the parties to a Bank Product agreement shall be required for any modification of such agreement. Any waiver or consent granted by Lender shall be effective only if in writing, and only for the matter specified.

11.2. Power of Attorney. Borrower hereby irrevocably constitutes and appoints Lender (and all Persons designated by Lender) as Borrower’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section. Lender, or Lender’s designee, may, without notice and in either its or Borrower’s name, but at the cost and expense of Borrower:

(a) During an Event of Default, endorse Borrower’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Lender’s possession or control; and

(b) During an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts, by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) collect, liquidate and receive balances in Deposit Accounts or investment accounts, and take control, in any manner, of proceeds of Collateral; (iv) receive, open and dispose of mail addressed to Borrower, and notify postal authorities to deliver any such mail to an address designated by Lender; (v) use a Borrower’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (vi) use information contained in any data processing, electronic or information systems relating to Collateral; (vii) make and adjust claims under insurance policies; and (viii) do all other things necessary to carry out the intent and purpose of this Agreement.

11.3. Indemnity. BORROWER SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE BY ANY PERSON (OTHER THAN ANY OBLIGOR) IN CONNECTION WITH THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING ANY SUCH CLAIMS ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE. Notwithstanding the foregoing or anything else to the contrary, in no event shall any Obligor have any obligation to indemnify or hold harmless an Indemnitee with respect to a Claim that is (a) determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the fraud, gross negligence or willful misconduct of such Indemnitee or its Affiliates or representatives, or (b) solely among Indemnitees. All amounts due under this Section 11.3 (after the determination of a court of competent jurisdiction, if required pursuant to the terms of this Section 11.3) shall be paid within twenty Business Days after written demand therefor. This Section 11.3 shall not apply with respect to Indemnified Taxes covered by Section 5.9.2 or Excluded Taxes.

11.4. Notices and Communications.

11.4.1 Notice Address. Subject to Section 4.1.2, all notices and other communications by or to a party hereto shall be in writing and shall be given to Borrower, at Borrower’s address shown below, and to any other Person at its address shown below, or at such other address as a party may hereafter specify by notice in accordance with this Section 11.4. Each communication shall be effective only (a) if given by mail, return receipt requested, on the Business Day on which such receipt is signed by the recipient, with postage pre-paid, addressed to the applicable address; or (b) if given by personal delivery, on the Business Day on which duly delivered to the notice address with receipt acknowledged or (c) one Business Day after having been sent by nationally-utilized overnight delivery service on the highest priority basis available. Any written communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Notices delivered on a day that is not a Business Day or after 5:00 p.m. at the recipient’s location shall be deemed to have been given and received on the next succeeding Business Day.

If to Lender:

Salem Five Cents Savings Bank

210 Essex Street

Salem, Massachusetts 01970

Attn: Keith Broyles, Senior Vice President

Email: keith.broyles@salemfive.com

with a copy (which will not constitute notice) to:

Ruberto, Israel & Weiner, P.C.

255 State Street, 7th Floor

Boston, MA 02109

Attn: Christopher J. Lhulier, Esq.

Email: cjl@riw.com

If to Borrower:

LENSAR, Inc.
2800 Discovery Dr.,
Orlando, FL 32826
Attn: Chief Executive Officer / Chief Financial Officer

with a copy (which will not constitute notice) to:

Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
Attn: Drew Capurro / Sonja Pollack
E-mail: Drew.Capurro@lw.com / Sonja.Pollack@lw.com

11.4.2 Electronic Communications; Voice Mail. Electronic mail and internet websites may be used only for routine communications, such as delivery of financial statements, Borrowing Base Certificates and other information required by Section 9.1.2, administrative matters, distribution of Loan Documents, and matters permitted under Section 4.1.2. Lender makes no assurances as to the privacy and security of electronic communications. Electronic and voice mail may not be used as effective notice under the Loan Documents.

11.4.3 Platform. Borrowing Base information, reports, financial statements and other materials shall be delivered by Borrower pursuant to procedures approved by Lender, including electronic delivery (if possible) upon request by Lender to an electronic system maintained by it (“Platform”). Borrower shall notify Lender of each posting of reports or other information on the Platform. All information shall be deemed received by Lender only upon its receipt of such notice. The Platform is provided “as is” and “as available.” NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY LENDER WITH RESPECT TO THE PLATFORM. Lender does not warrant the adequacy or functioning of the Platform, and expressly disclaims liability for any issues involving the Platform. No Indemnitee shall have any liability to Borrower or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) relating to use by any Person of the Platform or delivery of any information over the internet, other than to the extent resulting from the fraud, gross negligence or willful misconduct of such Person, its Affiliates or their respective representatives.

11.4.4 Non-Conforming Communications. Lender may rely upon any communications purportedly given by or on behalf of Borrower that Lender believes in good faith to be given by or on behalf of Borrower, even if they were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Borrower shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any electronic or telephonic communication purportedly given by or on behalf of Borrower.

11.5. Performance of Borrower’s Obligations. Lender may, in its discretion at any time and from time to time after the occurrence and during the continuance of an Event of Default, at Borrower’s expense as and to the extent provided in Section 3.4, pay any amount or do any act required of Borrower under any Loan Documents or otherwise lawfully requested by Lender to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Lender’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All such payments, costs and expenses (including Extraordinary Expenses) of Lender under this Section shall be reimbursed by Borrower, on demand, with interest from the date incurred until paid in full, at the Default Rate (if any) applicable to such Loan. Any payment made or action taken by Lender under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

11.6. Credit Inquiries. Lender may (but shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Obligor or Subsidiary.

11.7. Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under applicable law. If any provision is found to be invalid under applicable law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

11.8. Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

11.9. Counterparts; Execution. Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when Lender has received counterparts bearing the signatures of all parties hereto. Delivery of a signature page of any Loan Document by electronic means other than fax shall be effective as delivery of a manually executed counterpart of such agreement. Any electronic signature, contract formation on an electronic platform and electronic record-keeping shall have the same legal validity and enforceability as a manually executed signature or use of a paper-based recordkeeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar state law based on the Uniform Electronic Transactions Act.

11.10. Entire Agreement. Time is of the essence with respect to all Loan Documents and Obligations. The Loan Documents constitute the entire agreement, and supersede all prior understandings and agreements, among the parties relating to the subject matter thereof.

11.11. No Control; No Advisory or Fiduciary Responsibility. Nothing in any Loan Document and no action of Lender pursuant to any Loan Document shall be deemed to constitute control of Borrower by Lender. In connection with all aspects of each transaction contemplated by any Loan Document, Borrower acknowledges and agrees that (a)(i) this credit facility and all related services by Lender or its Affiliates are arm’s-length commercial transactions between Borrower and such Person; (ii) Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate; and (iii) Borrower is capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Lender and its Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower, its Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower and its Affiliates, and have no obligation to disclose any of such interests to Borrower or its Affiliates. To the fullest extent permitted by applicable law, Borrower hereby waives and releases any claims that it may have against Lender and its Affiliates with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Loan Document.

11.12. Confidentiality. Lender agrees to use the Information (as defined below) solely for purposes of entering into and performing its obligations under the Loan Documents and to maintain the confidentiality of all Information, except that Information may be disclosed (a) to its Affiliates, and its and their partners, directors, officers, employees, agents, advisors and representatives (provided they are informed of the confidential nature of the Information and instructed to keep it confidential and Lender shall be responsible for such Person’s compliance herewith); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; provided that Lender shall use commercially reasonable efforts to deliver prompt written notice (but not prior notice) of any such disclosure to Borrower; (c) to the extent required by applicable law or by any subpoena or other legal process; provided that Lender shall use commercially reasonable efforts to deliver prompt written notice (but not prior notice) of any such disclosure to Borrower; (d) to any other party hereto; (e) in connection with any action or proceeding relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any bona fide potential or actual transferee of any interest in a Loan Document or any actual or prospective party (or its advisors) to any Bank Product or to any swap, derivative or other transaction under which payments are to be made by reference to an Obligor or Obligor’s obligations; provided, further, that any such Person also acknowledges and agrees as a condition to its receipt of such Information that (i) Information may include material non-public information; (ii) it has developed compliance procedures regarding the use of such information; and (iii) it will handle all material non-public information in accordance with applicable law; (g) with the prior written consent of each Obligor; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) is available to Lender or its Affiliates on a non-confidential basis from a source other than Borrower or its Affiliates. As used herein, “Information” means all confidential information, knowledge or data received from or on behalf of an Obligor or Subsidiary relating to it or its business. Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises a degree of care similar to that accorded its own confidential information. Lender acknowledges that (i) Information may include material non-public information; (ii) it has developed compliance procedures regarding the use of such information; and (iii) it will handle the material non-public information in accordance with applicable law.

11.13. GOVERNING LAW. UNLESS EXPRESSLY PROVIDED IN ANY LOAN DOCUMENT, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ALL CLAIMS, SHALL BE GOVERNED BY THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES.

11.14. Consent to Forum.

11.14.1 Forum. EACH OF LENDER AND BORROWER HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER SUFFOLK COUNTY, COMMONWEALTH OF MASSACHUSETTS, IN ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH OF LENDER AND BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING ANY SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.4.1. A final judgment in any proceeding of any such court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by applicable law.

11.14.2 Other Jurisdictions. Nothing herein (including Section 11.4.1) shall limit the right of Lender to bring proceedings against any Obligor in any other court having jurisdiction over an Obligor, nor limit the right of any party to serve process in any other manner permitted by applicable law. Nothing in this Agreement shall be deemed to preclude enforcement by Lender of any judgment or order obtained in any forum or jurisdiction.

11.15. Waivers by Borrower. To the fullest extent permitted by applicable law, Borrower waives (a) the right to trial by jury (which Lender hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Lender on which an Obligor may in any way be liable, and hereby ratifies anything Lender may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Lender to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any enforcement action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof.

Borrower acknowledges that the foregoing waivers are a material inducement to Lender entering into this Agreement and that Lender is relying upon the foregoing in its dealings with Borrower. Borrower has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

11.16. PATRIOT Act Notice. Lender hereby notifies Borrower that pursuant to the PATRIOT Act, Lender is required to obtain, verify and record information that identifies Borrower, including its legal name, address, tax ID number and other information that will allow Lender to identify it in accordance with the PATRIOT Act. Lender will also require information regarding each personal guarantor, if any, and may require information regarding Borrower’s management and owners, such as legal name, address, social security number and date of birth. Borrower shall, promptly upon request, provide all documentation and other information as Lender may request from time to time in order to comply with any obligations under “know your customer,” anti-money laundering or other requirements of applicable law.

11.17. NO ORAL AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.

11.18. ACKNOWLEDGEMENT REGARDING ANY SUPPORTED QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[Remainder of page intentionally left blank; signatures begin on following page]

IN WITNESS WHEREOF, this Agreement has been executed and delivered under seal as of the date set forth above.

LENDER: SALEM FIVE CENTS SAVINGS BANK By: _/s/ Keith Broyles ______ _ Keith Broyles, Senior Vice President Address: 210 Essex Street Salem, MA 01970

BORROWER: LENSAR, INC. By: _/s/ Michael A. Rossi ___ ____ Name: Michael A. Rossi Title: Interim Chief Financial Officer and Secretary Address: 2800 Discovery Dr., Orlando, FL 32826

EXHIBIT D

FEES

(a) Commitment Fee. On the Closing Date, Borrower shall pay to Lender a fully earned non-refundable commitment fee equal to $50,000.00.

(b) Unused Line Fee. Borrower shall pay to Lender a fee equal to the Unused Line Fee Rate times the amount by which the Revolver Commitment exceeds the average daily Revolver Usage during any month. Such fee shall be payable in arrears, on the first day of each month and on the Commitment Termination Date.

(c) LC Facility Fees. Borrower shall pay to Lender (i) a fee equal to 2.00% per annum on the Stated Amount of each Letter of Credit, which fee shall be payable monthly in arrears, on the first day of each month; and (ii) all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred. During an Event of Default, the fee payable under clause (i) shall be increased by 2% per annum.

(d) Collateral Management Fees. Borrower shall pay to Lender a monthly collateral management fee in the amount of $1,000.00, which fee shall be payable in arrears, commencing with the month in which the Lender first makes a Loan to the Borrower under this Agreement, on the first day of each month and on the Commitment Termination Date.

EXHIBIT E

FINANCIAL REPORTING

As long as any Commitment or Obligations are outstanding, Borrower shall, and shall cause each Subsidiary, as applicable, to furnish to Lender:

(a) As soon as available, and in any event within 90 days after the close of each Fiscal Year (or, if earlier, the date on which the Borrower is required to file its Form 10-K with the SEC), balance sheet as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders’ equity for such Fiscal Year, if applicable, on a consolidated basis for Borrower and its Subsidiaries, which consolidated statements shall be audited by PricewaterhouseCoopers, LLP or any other firm of independent certified public accountants of recognized national standing selected by Borrower and acceptable to Lender. Such consolidated financial statements shall be accompanied by an opinion of such accountants, which opinion shall be free of any "going concern" or like qualification, exception, or explanatory paragraph (other than with respect to (i) an upcoming maturity of the Loans under this Agreement, or (ii) any anticipated inability to satisfy any financial maintenance covenant), and free of any qualification as to the scope of such audit. Simultaneously with the delivery of such statements, the Borrower shall deliver (i) a copy of its annual report on Form 10-K filed with the SEC, (ii) the management report on internal control over financial reporting and the related attestation report of its independent accountants required by Section 404 of the Sarbanes-Oxley Act and (iii) a Compliance Certificate signed by a Senior Officer certifying that no Default or Event of Default exists and demonstrating detailed compliance with all financial covenants (to the extent applicable). Information required to be delivered pursuant to this Section shall be deemed to have been delivered on the date on which such information is posted on the SEC’s EDGAR system or the Borrower's public website. Furthermore, such statements shall set forth in comparative form corresponding figures for the preceding Fiscal Year;

(b) as soon as available, and in any event within 45 days after the end of the first three Fiscal Quarters of each Fiscal Year (or, if earlier, the date on which the Borrower is required to file its Form 10-Q with the SEC), unaudited balance sheet as of the end of such Fiscal Quarter and the related statements of income and cash flow for such Fiscal Quarter and for the portion of the Fiscal Year then elapsed, on a consolidated basis for Borrower and its Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer or other Senior Officer of Borrower as fairly presenting in all material respects the financial position and results of operations for such Fiscal Quarter in accordance with GAAP, subject to normal year‑end adjustments and the absence of footnotes. Simultaneously with the delivery of such statements, the Borrower shall deliver (i) a copy of its quarterly report on Form 10-Q filed with the SEC, and (ii) a Compliance Certificate signed by a Senior Officer certifying that no Default or Event of Default exists and demonstrating detailed compliance with all financial covenants (to the extent applicable). Information required to be delivered pursuant to this Section shall be deemed to have been delivered on the date on which such information is posted on the SEC’s EDGAR system or the Borrower's public website;

(c) as soon as available, and in any event within 45 days after the end of the fourth Fiscal Quarter of each Fiscal Year, unaudited management prepared financial statements for such Fiscal Quarter;

(d) by the end of each Fiscal Year, a preliminary forecast for the subsequent Fiscal Year in the form customarily prepared by management for presentation to the board of directors of the Borrower;

(e) at not later than 25 days after the end of each month, a summary report of Borrower’s trade payables as of the end of the prior month, all in form satisfactory to Lender;

(f) promptly after the sending or filing thereof, copies of any proxy statements, financial statements or reports that any Borrower has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses that Borrower files with the SEC or any other Governmental Authority, or any securities exchange; and copies of any press releases or other statements made available by Borrower to the public concerning material changes to or developments in the business of Borrower; and

(g) such other reports and information (financial or otherwise) as Lender may request from time to time in connection with any Collateral or any Borrower’s, Subsidiary’s or other Obligor’s financial condition or business.

Information required to be delivered pursuant to this Exhibit F shall be deemed to have been delivered on the date on which such information is posted on the SEC’s EDGAR system or the Borrower's public website.

EXHIBIT F

COLLATERAL REPORTING

As long as any Commitment or Obligations are outstanding, Borrower shall, and shall cause each Subsidiary, as applicable, to furnish to Lender:

(a) By the twenty-fifth (25th) day of each month (or more frequent period (not to exceed weekly) reporting if required by the Lender in its Permitted Discretion) during any period that the Revolver Loans are outstanding, Borrower shall deliver to Lender a Borrowing Base Certificate prepared as of the close of business of the previous month (or more frequent period). All calculations of Availability in any Borrowing Base Certificate shall originally be made by Borrower and certified by a Senior Officer, provided that Lender may from time to time review and adjust any such calculation in consultation with the Borrower to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Availability Reserve.

(b) Borrower shall keep accurate and complete records of its Accounts, including all payments and collections thereon, in all material respects, and, by the twenty-fifth (25th) day of each month (or more frequent period (not to exceed weekly) if required by the Lender in its Permitted Discretion) during any period that the Revolver Loans are outstanding, shall submit to Lender sales, collection, reconciliation reports and a detailed aged trial balance of all Accounts as of the end of the preceding month, specifying each Account’s Account Debtor name and address, amount, invoice date and due date, showing any discount, allowance, credit, authorized return or dispute, and thereafter upon Lender’s request such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as Lender may reasonably request.

(c) [reserved].

(d) Borrower shall keep accurate and complete records of its Equipment, including kind, quality, quantity, cost, acquisitions and dispositions thereof, in all material respects, and shall submit to Lender, by the twenty-fifth day of each month (or more frequent period if required by the Lender in its Permitted Discretion) during any period that the Revolver Loans are outstanding, a current schedule thereof, in form satisfactory to Lender. Promptly upon request, Borrower shall deliver to Lender evidence of their ownership or interests in any Equipment.